EXHIBIT 10.1

CREDIT AGREEMENT
dated as of November 21, 2006
among
BALDWIN TECHNOLOGY COMPANY, INC.
MAINSEE 430. VV GMBH (TO BE RENAMED
“BALDWIN GERMANY HOLDING GMBH”)
BALDWIN GERMANY GMBH
and
OXY-DRY MASCHINEN GMBH
as Borrowers
THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
and
LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent

LASALLE BANK NATIONAL ASSOCIATION,
as Arranger

TABLE OF CONTENTS

SECTION 1 DEFINITIONS	1
1.1 Definitions	1
1.2 Other Interpretive Provisions	26
1.3 Exchange Rate; Currency Equivalents	26

SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES	27
2.1 Commitments	27
2.2 Loan Procedures	29
2.3 Letter of Credit Procedures	31
2.4 Commitments Several	35
2.5 Certain Conditions	35

SECTION 3 EVIDENCING OF LOANS	36
3.1 Notes	36
3.2 Recordkeeping	36

SECTION 4 INTEREST	36
4.1 Interest Rates	36
4.2 Interest Payment Dates	37
4.3 Setting and Notice of LIBOR Rates	37
4.4 Computation of Interest	37
4.5 Maximum Rate	37

SECTION 5 FEES	38
5.1 Non-Use Fees	38
5.2 Letter of Credit Fees	38
5.3 Administrative Agent’s Fees	39

SECTION 6 REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS	39
6.1 Reduction or Termination of the Revolving Commitments	39
6.2 Prepayments	40
6.3 Manner of Prepayments	42
6.4 Repayments	42

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	43
7.1 Making of Payments	43
7.2 Application of Certain Payments	43
7.3 Due Date Extension	44
7.4 Setoff	45
7.5 Proration of Payments	45
7.6 Taxes	45

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS	47
8.1 Increased Costs	47
8.2 Basis for Determining Interest Rate Inadequate or Unfair	48
8.3 Changes in Law Rendering LIBOR Loans Unlawful	49
8.4 Funding Losses	49
8.5 Right of Lenders to Fund through Other Offices	50
8.6 Discretion of Lenders as to Manner of Funding	50
8.7 Mitigation of Circumstances; Replacement of Lenders	50
8.8 Conclusiveness of Statements; Survival of Provisions	51

SECTION 9 REPRESENTATIONS AND WARRANTIES	51
9.1 Organization	51
9.2 Authorization; No Conflict	51
9.3 Validity and Binding Nature	52
9.4 Financial Condition	52
9.5 No Material Adverse Change	52
9.6 Litigation and Contingent Liabilities	53
9.7 Ownership of Properties; Liens	53
9.8 Equity Ownership; Subsidiaries	53
9.9 Pension Plans	53
9.10 Investment Company Act	55
9.11 [Reserved]	55
9.12 Regulation U	55
9.13 Taxes	55
9.14 Solvency, etc.	55
9.15 Environmental Matters	56
9.16 Insurance	56
9.17 Real Property	56
9.18 Information	57
9.19 Intellectual Property	57
9.20 Burdensome Obligations; No Default; Compliance with Laws	57
9.21 Labor Matters	57
9.22 No Default	58
9.23 Related Agreements; Post-Closing Structural Steps; etc	58
9.24 Broker’s Fees, etc.	58
9.25 Foreign Asset Control Regulations, etc.	59
9.26 Certain Rabbi Trust Payments	59
9.27 Distributions, etc.	59

SECTION 10 AFFIRMATIVE COVENANTS	59
10.1 Reports, Certificates and Other Information	59
10.2 Books, Records and Inspections	62
10.3 Maintenance of Property; Insurance	62
10.4 Compliance with Laws; Payment of Taxes and Liabilities	63
10.5 Maintenance of Existence, etc.	64
10.6 Use of Proceeds	64

10.7 Employee Benefit Plans	65
10.8 Environmental Matters	65
10.9 Further Assurances	66
10.10 Certain Deposit Accounts	66
10.11 Interest Rate Protection	66
10.12 Organschaft	66
10.13 Delivery of German Pledge Agreements and Netherlands Pledge Agreements	66
10.14 Change of Name	67

SECTION 11 NEGATIVE COVENANTS	67
11.1 Debt	67
11.2 Liens	69
11.3 [Reserved]	70
11.4 Restricted Payments	70
11.5 Mergers, Consolidations, Sales	70
11.6 Modification of Organizational Documents	72
11.7 Transactions with Affiliates	72
11.8 [Intentionally Omitted]	73
11.9 Inconsistent Agreements, etc.	73
11.10 Business Activities; Issuance of Equity	73
11.11 Investments	74
11.12 Restriction of Amendments to Certain Documents	75
11.13 Fiscal Year	75
11.14 Financial Covenants	75
11.15 Cancellation of Debt	76
11.16 Holding Company Activities	76
11.17 Payments on the Rabbi Trust	76

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC	76
12.1 Bridge Loan	76
12.2 Conditions	80
12.3 Additional Conditions to Term Loans, Initial German Revolving Loan, and the Initial Parent Revolving Loans	80
12.4 Additional Conditions to Issuance of Letters of Credit	81

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT	82
13.1 Events of Default	82
13.2 Effect of Event of Default	84

SECTION 14 THE AGENT	85
14.1 Appointment and Authorization	85
14.2 Issuing Lender	85
14.3 Delegation of Duties	85
14.4 Exculpation of Administrative Agent	85
14.5 Reliance by Administrative Agent	86
14.6 Notice of Default	86

14.7 Credit Decision	87
14.8 Indemnification	87
14.9 Administrative Agent in Individual Capacity	88
14.10 Successor Administrative Agent	88
14.11 Collateral Matters	88
14.12 Administrative Agent as German law security agent (Sicherheitentreuhänder)	89
14.13 Administrative Agent May File Proofs of Claim	89
14.14 Other Agents; Arrangers and Managers	90

SECTION 15 GENERAL	90
15.1 Waiver; Amendments	90
15.2 Confirmations	91
15.3 Notices	91
15.4 Computations	91
15.5 Costs, Expenses and Taxes	92
15.6 Assignments; Participations	92
15.7 Register	94
15.8 Governing Law	94
15.9 Confidentiality	94
15.10 Severability	95
15.11 Nature of Remedies	95
15.12 Entire Agreement	95
15.13 Counterparts	95
15.14 Successors and Assigns	95
15.15 Captions	96
15.16 Customer Identification — USA Patriot Act Notice	96
15.17 Indemnification by the Borrowers	96
15.18 Nonliability of Lenders	97
15.19 Forum Selection and Consent to Jurisdiction	98
15.20 Waiver of Jury Trial	98
15.21 Certain Liabilities; Oxy-Dry GmbH as a Party	98
15.22 Judgment Currency	99

ANNEXES

ANNEX A	Lenders and Commitments and Pro Rata Shares
ANNEX B	Addresses for Notices
SCHEDULES

SCHEDULE 1.1A	Non-Material Subsidiaries
SCHEDULE 1.1B	Post-Closing Structural Steps
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Equity Ownership; Subsidiaries
SCHEDULE 9.15	Environmental Matters
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.11	Investments
SCHEDULE 12.1	Debt to be Repaid
EXHIBITS

EXHIBIT A-1	Form of Bridge Loan Note (Section 3.1)
EXHIBIT A-2	Form of Permanent Loans Note
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	[Reserved]
EXHIBIT D	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT E	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT F	Form of Notice of Conversion/Continuation (Section 2.2.3)

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT dated as of November 21, 2006 (this “Agreement”) is entered into among BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation (“Parent”), MAINSEE 430. VV GMBH (TO BE RENAMED “BALDWIN GERMANY HOLDING GMBH”), a German company (“Newco”), BALDWIN GERMANY GMBH, a German company (“BGG”), and OXY-DRY MASCHINEN GMBH, a German company (“Oxy-Dry GmbH”; each of BGG and Oxy-Dry GmbH are sometimes individually referred to below as a “German Opco” and sometimes collectively referred to below as the “German Opcos”; the German Opcos and Newco are sometimes individually referred to below as a “German Borrower” and sometimes collectively referred to below as the “German Borrowers”; the Parent, Newco, BGG and Oxy-Dry GmbH are sometimes individually referred to below as a “Borrower” and sometimes collectively referred to below as the “Borrowers”), the Lenders (as defined below), and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders.
The Bridge Lender (as defined below) has agreed to make available a bridge loan to the Parent in the amount of $35 million, and the Permanent Lenders have agreed to make available to (i) Newco a $15 million term loan, (ii) the Parent a $20 million revolving credit facility and (iii) Newco and the German Opcos a $15 million revolving credit facility, in each case upon the terms and conditions set forth herein. The Issuing Lender (as defined below) has agreed to make available letters of credit upon the terms and conditions set forth below.
     In consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     SECTION 1 DEFINITIONS.
     1.1 Definitions. When used herein the following terms shall have the following meanings:
     Account Debtor is defined in the Guaranty and Collateral Agreement.
     Account or Accounts is defined in the UCC.
     Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

     Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
     Affected Loan — see Section 8.3.
     Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity (whether a fund or otherwise) administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 15% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.
     Agent Fee Letter means the Fee letter dated as of October 3, 2006 between the Parent and LaSalle Bank National Association as modified by the Agent Fee Letter Modification Agreement, dated as of November 21, 2006 and as may be further modified from time to time.
     Agreement — see the Preamble.
     Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

	Total Debt	LIBOR	Base Rate	Non-Use	L/C Fee
Level	to EBITDA Ratio]	Margin	Margin	Fee Rate	Rate
I	Greater than 3.00:1	2.50%	1.00%	0.500%	2.50%
II	Greater than 2.50:1 but less than or equal to 3.00:1	2.25%	0.75%	0.500%	2.25%
III	Greater than 2.00:1 but less than or equal to 2.50:1	2.00%	0.50%	0.375%	2.00%
IV	Less than or equal to 2.00:1	1.75%	0.25%	0.375%	1.75%
     The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Parent provides or is required to provide the quarterly financial statements and other information pursuant to Section 10.1.2 and the related Compliance Certificate pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Parent fails to deliver the applicable quarterly financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; (c) the initial Applicable Margin on the Closing Date shall be based on Level II until the date on which the financial statements (pursuant to Section 10.1.2) and related Compliance Certificate (pursuant to Section 10.1.3) are required to be delivered for the Fiscal Quarter ending December 31, 2006; (d) in the event that the annual audited financial statements delivered pursuant to Section 10.1.1 for an applicable Fiscal Year (and the related Compliance Certificate delivered pursuant to Section 10.1.3) show that the Level (as set by the quarterly financial statements delivered pursuant to Section 10.1.2 (and the related Compliance Certificate delivered pursuant to Section 10.1.3) for such Fiscal Year) was incorrectly set at too low a Level (for example, it was set at Level II when the audited financial statements show that it should have been set at Level III), then, as of the fifth Business Day after such annual financial statements (and related Compliance Certificate) are delivered, the correct Level and related correct Applicable Margin shall be used (until the Level and Applicable Margin is next changed pursuant to the above provisions) but any interest or fees that have accrued (or been paid) up until such fifth Business Day shall not be affected; and (e) in the event that the annual audited financial statements delivered pursuant to Section 10.1.1 for the applicable Fiscal Year (and the related Compliance Certificate delivered pursuant to Section 10.1.3) show that the Level (as set by the quarterly financial statement delivered pursuant to Section 10.1.2 (and the related Compliance Certificate delivered pursuant to Section 10.1.3) for such Fiscal Year) was incorrectly set at too high a Level (for example, it was set at Level III when the audited financial statements show that it should have been set at Level II), then retroactive to the date the Level (and related Applicable Margin) was incorrectly set, the correct Level (and related Applicable Margin) shall be deemed effective and the applicable Borrower shall pay any related increased interest or fees as a result of such correction.
     Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (and also including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 180 days with another asset performing the same or a similar function (provided, that if an Event of Default then exists, the Administrative Agent may require that an amount equal to the related Net Cash Proceeds be applied to the payment or prepayment of the Obligations whether or not the applicable Loan Party intends to so replace), (b) the sale or lease of inventory in the ordinary course of business, (c) liquidations of any Cash Equivalent Investments in the ordinary course of business, (d) dispositions by any Japanese Subsidiary of any note (payable to such Japanese Subsidiary) in the ordinary course of business, or (e) liquidation of any pension plan or insurance asset in the ordinary course of business.
     Assignee — see Section 15.6.1.

     Assignment Agreement — see Section 15.6.1.
     Attorney Costs means, with respect to any Person, all reasonable fees and disbursements of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs.
     Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products.
     Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any of the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.
     Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.
     Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.
     Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.
     Base Rate Margin — see the definition of Applicable Margin.
     BEC BV means Baldwin Europe Consolidated B.V., a private company with limited liability incorporated under the laws of The Netherlands.
     BEC Inc. means Baldwin Europe Consolidated Inc., a Delaware corporation.
     BGG — See the Preamble.
     BGG German Revolving Outstandings means the sum of (a) the aggregate principal amount of all outstanding German Revolving Loans borrowed by BGG and (b) the German Stated Amounts with respect to Letters of Credit requested by BGG.
     Borrower and Borrowers — see the Preamble.
     Bridge Lender means LaSalle in its capacity as lender of the Bridge Loan, and its successors and assigns (if any).

     Bridge Loan means a $35 million term loan made by the Bridge Lender to the Parent. The Bridge Loan shall be made in Dollars.
     Bridge Loan Commitment means, with respect to the Bridge Lender, the commitment of the Bridge Lender to make the Bridge Loan. The amount (in Dollars) of the Bridge Loan Commitment is set forth in Annex A hereto.
     “Bridge Loan Note” — see Section 3.1.
     BSA — see Section 10.4.
     Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois or New York, New York but excluding, in the case of a Business Day which relates to a LIBOR Loan, any day on which dealings deposits for Dollars or Euros, as the case may be, are carried on in the London interbank market and also excluding, in the case of a LIBOR Loan in Euros, any day which is not a Target Date.
     Capital Expenditures means for any fiscal period, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Parent, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
     Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
     Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
     Cash Collateralize means to deliver (by the Parent (in the case of Parent Letters of Credit) or by the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco)) cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.
     Cash Equivalent Investment means (i) Dollars, Euros, pounds sterling and, in the case of any of the Foreign Subsidiaries, such local currencies held by them from time to time in the ordinary course of their businesses, (ii) securities issued or directly fully guaranteed or insured by the governments of the United States, the United Kingdom, Sweden, Switzerland, Japan,

Canada and members of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the respective such government is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iv) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, (x) in the case of a domestic commercial bank, having capital and surplus in excess of $500,000,000 and outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) and (y) in the case of a foreign commercial bank, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above, (vi) commercial paper having a rating of at least A-1 from S&P or at least P-1 from Moody’s and in each case maturing within six months after the date of acquisition and (vii) investments in money market funds which invest substantially all their assets. For purposes of this definition, Moody’s shall mean Moody’s Investors Service, Inc. and S&P shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc.
     Change of Control means the occurrence of any of the following events subsequent to the Closing Date: (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding any Specified Person (as defined below)) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of Capital Securities of the Parent representing more than 35% (or, if greater, the percentage owned by the Specified Persons) of the combined voting power of all outstanding Capital Securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Parent having voting rights in the election of directors under normal circumstances; (b) the Parent shall cease to, directly or indirectly, own and control 100% (90% in the case of its ownership of Baldwin Globaltec Ltd. and 80% in the case of its ownership of Baldwin India Private, Ltd.) of each class of the outstanding Capital Securities of each Borrower and each other Subsidiary; (c) a majority of the members of the Board of Directors of the Parent shall cease to be Continuing Members or (d) any Change of Control as defined in the Rabbi Trust Agreement. For purposes of the foregoing, “Continuing Member” means a member of the Board of Directors of the Parent who either (i) was a member of the Parent’s Board of Directors on the day before the Closing Date and has been such continuously thereafter or (ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Parent’s Board of Directors or members elected by such Continuing Members; and “Specified Person” means each of Mr. Mark T. Becker, Mr. Rolf Bergstrom, Mr. Samuel B. Fortenbaugh III, Mr. Akira Hara, Ms.

Judith A. Mulholland, Mr. Gerald A. Nathe, Mr. Karl S. Puehringer, Mr. Ronald B. Salvagio, Mr. Vijay C. Tharani, Mr. Frederick Westlake and Mr. Ralph R. Whitney, Jr..
     Closing Date — see Section 12.1.
     Code means the Internal Revenue Code of 1986, as amended.
     Collateral — means all “Collateral” as defined in the Guaranty and Collateral Agreement and shall also include any additional collateral granted pursuant to any other Collateral Document.
     Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives (or subordinates in a manner reasonably acceptable to the Administrative Agent) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.
     Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Mortgage (if any), each Collateral Access Agreement, the Foreign Pledge Agreements, each control agreement and any other agreement or instrument pursuant to which the Parent, any Subsidiary or any other Person grants or purports to grant collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral.
     Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. A Commitment shall be a Bridge Loan Commitment, Parent Revolving Commitment, German Revolving Commitment, or a Term Loan Commitment, as the case may be. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A. The applicable Commitment(s) of the applicable assigning and assignee Lender shall be adjusted to give effect to any assignments of such Commitment pursuant to Section 15.6.1. The applicable Revolving Commitments may be reduced pursuant to Section 6.
     Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.
     Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
     Consolidated Net Income means, with respect to the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period, excluding any extraordinary items.

     Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.
     Controlled Group means all members of a controlled group under common control with the Parent or any of its Subsidiaries as described in Section 4001 of ERISA.
     Debt of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP and all so-called “synthetic leases”, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and obligations with respect to customer deposits accepted in the ordinary course of business, and also excluding notes payable issued by any Japanese Subsidiary in the ordinary course of business provided, that, the obligations evidenced by such notes represent (in essence) trade payables incurred in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) the outstanding principal amount of all obligations, contingent or otherwise, with respect to all letters of credit (whether or not drawn), bankers’ acceptances, and bankers’ guarantees, and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Off-Balance Sheet Liabilities, (j) all

Debt of any partnership of which such Person is a general partner and other Debt of other entities to the extent that such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity (except to the extent that the terms of such Indebtedness provide that such Person is not liable therefore and such terms are enforceable under applicable law) and (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.
     Debt to be Repaid means Debt listed on Schedule 12.1.
     Designated Proceeds — see Section 6.2.2(a).
     Dollar and the sign “$” mean lawful money of the United States of America.
     Dollar Equivalent means, at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount (relating to any Loan or Letter of Credit) denominated in Euros, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euros, and (c) with respect to any amount denominated in Euros (to the extent not relating to the Loans or Letters of Credit) or other currency except Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at the applicable time on the basis of the Spot Rate as of such time, for the purchase of Dollars with Euros or such other currency as the case may be.
     Domestic Operating Subsidiary means any Domestic Subsidiary that is not a Holding Company.
     Domestic Subsidiary means any Subsidiary of the Parent that is incorporated or organized under the laws of any State of the United States or the District of Columbia.
     EBITDA means, for any period, Consolidated Net Income for such period plus (without duplication), to the extent deducted in determining such Consolidated Net Income in such period, Interest Expense, income tax expense, franchise tax expense (to the extent in lieu of income tax expense), depreciation and amortization, and the Specified Integration and Restructuring Expenses for such period; provided, that, if any portion of the Computation Period consists of a Pre-Closing Period, EBITDA for the Pre-Closing Period shall be the EBITDA of the Parent and its Subsidiaries in the Pre-Closing Period excluding, for the avoidance of doubt, the EBITDA of MTC and its subsidiaries in the Pre-Closing Period.
     EMU shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.
     EMU Legislation shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.
     Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
     Environmental Laws means all present or future applicable United States of America federal, state, local and foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all binding administrative or judicial orders, consent agreements, licenses, authorizations and permits of, and binding agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance or the protection of, and/or prevention of harm or damage to, living organisms including ecological systems and air, water and land.
     Environmental Licenses — see Section 9.15.
     ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.
     Euro and the sign € means the single currency of Participating Member States of the European Union.
     Euro Currency Equivalent means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euros as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euros with Dollars.
     Event of Default means any of the events described in Section 13.1.
     Excluded Taxes means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes and branch profits or similar taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.
     Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the

Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.
     Fiscal Quarter means a fiscal quarter of a Fiscal Year.
     Fiscal Year means the fiscal year of the Parent and its Subsidiaries, which period shall be the 12-month period ending on June 30th of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2006”) refer to the Fiscal Year ending on June 30th of such calendar year.
     Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such Computation Period of EBITDA minus the sum of (i) income taxes (and franchise taxes in lieu of income taxes) paid, or required to be paid, in cash by the Parent and its Subsidiaries in such Period plus (ii) all Capital Expenditures of the Parent and its Subsidiaries for such Period to the extent not financed (it being agreed that Capital Expenditures paid with the proceeds of Revolving Loans shall not be considered financed for such purposes) (for the avoidance of doubt, income taxes paid by MTC or its Subsidiaries in the period prior to the Closing Date and Capital Expenditures paid for by MTC or its Subsidiaries in the period prior to the Closing Date shall not be included unless Baldwin and its Subsidiaries are obligated to reimburse the Sellers for same or are otherwise liable for same) to (b) the sum for such Computation Period of (i) Interest Expense with respect to such Computation Period plus (ii) all payments of principal of Debt (including the Term Loans but excluding payments required under Section 6.2.2 and also excluding required payments of the Revolving Loans) required to be paid by the Parent or its Subsidiaries in such Computation Period plus (iii) any Rabbi Trust Permitted Payments made in such Computation Period. For the avoidance of doubt, it is agreed that that if any portion of a Computation Period includes a Pre-Closing Period, the sum under clause (b) of the immediately preceding sentence for the Pre-Closing Period shall be the sum of the Interest Expense of the Parent and its Subsidiaries in such Pre-Closing Period plus all payments of principal of Debt required to be paid by the Parent and its Subsidiaries in such Pre-Closing Period (and excluding the Interest Expense and payments of principal of Debt required to be paid by MTC and its Subsidiaries in the Pre-Closing Period and also excluding, for the avoidance of doubt, any payment of principal of Debt made on the Closing Date with proceeds of the Bridge Loan).
     Foreign Benefit Plan means any benefit plan maintained outside of the United States or Germany which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Foreign Benefit Plan Governmental Authority.
     Foreign Benefit Plan Governmental Authority means the government of Japan or any other nation (other than the United States or Germany) or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     Foreign Pledge Agreements shall mean (i) the German Share Pledge Agreements (as defined in the Guaranty and Collateral Agreement), (ii) the Pledge Agreement between BEC BV and the Administrative Agent, pledging the shares of Baldwin Jimek AB, (iii) the respective Share Pledge Agreements, pledging the shares of BEC BV and Baldwin Graphic Equipment B.V. in favor of the Administrative Agent (collectively, the “Netherlands Pledge Agreements”), and (iv) the Stock Pledge Agreement pledging the shares of Japan-Baldwin Ltd. in favor of the Administrative Agent.
     Foreign Subsidiary means any Subsidiary of the Parent that is not a Domestic Subsidiary.
     FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
     Full Pledging Guarantor shall mean the (i) Parent and (ii) any Domestic Operating Subsidiary that is a party to the Guaranty and Collateral Agreement and has (a) guaranteed all of the Obligations of any Loan Party and (b) pledged all or substantially all of its assets to secure such guaranty, to the extent provided in the Guaranty and Collateral Agreement.
     GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.
     German Borrower and German Borrowers — see the Preamble.
     German Letters of Credit means a Letter of Credit requested by a German Opco.
     German Opco and German Opcos — see the Preamble.
     German Revolving Commitment or German Revolving Loan Commitment means, with respect to a Permanent Lender at the applicable time, the commitment of such Permanent Lender to make German Revolving Loans. The initial amount (in Dollars) of the respective German Revolving Commitment of each initial Permanent Lender that has made such a commitment is set forth in Annex A hereto. The German Revolving Commitment of each Permanent Lender may be reduced pursuant to Section 6. The German Revolving Commitment(s) of the applicable assigning and assignee Permanent Lender shall be adjusted to give effect to any assignments of a German Revolving Commitment(s) pursuant to Section 15.6.1.
     German Revolving Commitments or the German Revolving Loan Commitments means, collectively, the aggregate amount, at the applicable time, of all German Revolving Commitments of all Permanent Lenders. The initial aggregate amount of the German Revolving Commitments shall be $15,000,000.

     German Revolving Loans — see Section 2.1.3.
     German Revolving Outstandings means (a) the aggregate principal amount of all outstanding German Revolving Loans and (b) the German Stated Amounts.
     German Stated Amounts means, as of any time, the aggregate of all Stated Amounts (as of such time) with respect to all German Letters of Credit.
     Group — see Section 2.2.1.
     Guaranty and Collateral Agreement means the Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by certain of the Loan Parties, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to the Administrative Agent.
     Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or pursuant to, any Environmental Law.
     Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
     Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.
     Holding Company — see the Guaranty and Collateral Agreement.
     Indemnified Liabilities — see Section 15.17.
     Initial German Revolving Loan — see Section 2.1.3.
     Initial Letters of Credit shall mean any and all of the following letters of credit to the extent actually issued by the Issuing Lender at the request of the Parent: (i) letter of credit no. S594750 in the original face amount of $804,173.45 (or an amount approximately similar) naming Maple Bank GmbH as beneficiary, (ii) letter of credit no. S594748 in the original face amount of Euros 1,594,201.69 (or an amount approximately similar) naming Maple Bank GmbH as beneficiary, and (iii) the letter of credit no. S594749 in the original face amount of Euros 1,135,433.87 (or an amount approximately similar) naming Dresdner Bank AG as beneficiary. To the extent issued, each Initial Letters of Credit will be issued after the Closing Date and before the Permanent Loan Commencement Date.
     Interest Expense means for any fiscal period the consolidated interest expense of the Parent and its Subsidiaries for such period (including all imputed interest on Capital Leases).
     Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the applicable Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:
     (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
     (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (c) no Borrower may select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and
     (d) no Borrower may select any Interest Period for the Term Loans if, after giving effect to such selection, the aggregate principal amount of the Term Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.
     Inventory is defined in the Guaranty and Collateral Agreement.
     Investment means, with respect to any Person, any investment in or loan to another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.
     Issuing Lender means LaSalle, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.
     Japanese Subsidiary means any Foreign Subsidiary incorporated or organized under the laws of Japan.

     LaSalle — see the Preamble.
     L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of Letter of Credit requested.
     L/C Fee Rate — see the definition of Applicable Margin.
     Lenders means the Bridge Lenders and the Permanent Lenders and Lender means the Bridge Lender or any Permanent Lender as applicable. References to the “Permanent Lenders” or “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other the Permanent Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the benefits of the applicable guaranties and Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the terms “Permanent Lender” and “Lender” shall include Affiliates of Lender or Permanent Lender providing a Bank Product.
     Lender Party — see Section 15.17.
     Letters of Credit — see Section 2.1.5.
     LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.
     LIBOR Margin — see the definition of Applicable Margin.
     LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.
     LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which deposits in Dollars (in the case of LIBOR Loans in Dollars) or deposits in Euros (in the case of LIBOR Loans in Euros) in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London interbank market for deposits in Dollars (in the case of LIBOR Loans in Dollars) or in Euros (in the case of LIBOR Loans in Euros) at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore Dollars (or in Euros in the case of LIBOR Loans in Euros) on such second preceding Business Day), as displayed (i) in the case of LIBOR Loans in Dollars, in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion and of which the Administrative Agent gives written notice to the Parent and the other Borrowers) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate (for LIBOR Loans in Dollars) is otherwise determined by the Administrative Agent in its sole and absolute discretion and (ii) in the case of LIBOR Loans in

Euros, in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion and of which the Administrative Agent gives written notice to the Parent and the other Borrowers) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate (for LIBOR Loans in Euros) is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage (expressed as a decimal carried out to four decimal places) for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.
     Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
     Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents, any applicable subordination agreements (if any), and all documents, instruments and agreements delivered in connection with the foregoing.
     Loan Party means the Parent and each Subsidiary.
     Loan or Loans means, as the context may require, the Bridge Loan, the Revolving Loans, and the Term Loans.
     Mandatory Prepayment Event — see Section 6.2.2(a).
     Margin Stock means any “margin stock” as defined in Regulation U.
     Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.
     Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document that such Loan Party is obligated to perform or (c) a material adverse effect upon any material portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.
     Material Subsidiary” means all Subsidiaries of the Parent except those listed on Schedule 1.1A; provided, however, it is agreed that any Subsidiary that is so listed shall be deemed to be a

Material Subsidiary if such Subsidiary (i) for the most recent Fiscal Year accounted for 5% or more of the consolidated revenues of the Parent and its Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of 5% or more of the consolidated assets of the Parent and its Subsidiaries (for the avoidance of doubt, (a) any such change of status from not being a Material Subsidiary to being a Material Subsidiary shall be effective as of last day of such Fiscal Year and (b) once a Subsidiary so changes its status from not being a Material Subsidiary to being a Material Subsidiary it shall at all times thereafter be considered a Material Subsidiary).
     Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Loan Party.
     MTC means MTC Trading Company, an Arizona corporation.
     Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent or any other member of the Controlled Group contributes or has an obligation to contribute or has within any of the preceding five calendar years contributed or had an obligation to contribute.
     Net Cash Proceeds means:
(a)	with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including without limitation sales commissions and reasonable legal, accounting and investment banking fees and other reasonable out-of-pocket fees, costs and expenses of advisors who are not Affiliates of the Parent or its Subsidiaries), (ii) taxes paid or reasonably estimated by the Parent to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Debt (to the extent permitted hereunder) secured by a Lien on the asset subject to such Asset Disposition (other than the Loans) and (iv) any amount required to be provided by such Loan Party, as a reserve, in accordance with GAAP against any liabilities associated with such Asset Disposition including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with any such Asset Disposition; provided, however, that the amount of any such reserve, at the time that such reserve is no longer required in accordance with GAAP and to the extent that such amount is not actually applied to the liability for which it was reserved, shall be deemed to be part of the Net Cash Proceeds of such Asset Disposition;

(b)	with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions and reasonable attorneys’ fees and other reasonable out-of-pocket fees, costs and expenses of advisors who are not Affiliates of the Parent or its Subsidiaries); and

(c)	with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees and reasonable attorneys’ fees and other reasonable out-of-pocket fees, costs and expenses of advisors who are not Affiliates of the Parent or its Subsidiaries).
     Net Worth means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) calculated in conformity with GAAP.
     Netherlands Pledge Agreements - see the definition of Foreign Pledge Agreements.
     Newco — see the Preamble.
     Non-U.S. Participant — see Section 7.6(d).
     Non-Use Fee Rate — see the definition of Applicable Margin.
     Note means the Bridge Note or a Permanent Loans Note, as the case may be, and Notes means the Bridge Note and the Permanent Loans Notes collectively.
     Notice of Borrowing — see Section 2.2.2.
     Notice of Conversion/Continuation — see Section 2.2.3.
     Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit (including those to the Issuing Lender or any other applicable Person) and surety bonds, all Hedging Obligations of any Loan Party permitted hereunder which are owed to any Lender or its Affiliate or the Administrative Agent (including any Hedging Obligations entered into pursuant to Section 10.11 and whether or not such Lender or the Person acting as Administrative Agent subsequently (after such Hedging Obligations relating to Section 10.11 are entered into) is no longer a party to this Agreement), and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
     OFAC — see Section 10.4.
     Off Balance Sheet Liabilities of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.
     Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.
     Organschaft means a profit and loss pooling arrangement among Newco and Oxy-Dry GmbH and also, if so elected by the Parent, BGG.
     Oxy-Dry GmbH — see the Preamble.
     Oxy-Dry GmbH German Revolving Outstandings means the sum of (a) the aggregate principal amount of all outstanding German Revolving Loans borrowed by Oxy-Dry GmbH and (b) the German Stated Amounts with respect to Letters of Credit requested by Oxy-Dry GmbH.
     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     Parent — see the Preamble.
     Parent Letters of Credit means a Letter of Credit requested by the Parent.
     Parent Revolving Commitment or Parent Revolving Loan Commitment means, with respect to a Permanent Lender at the applicable time, the commitment of such Permanent Lender to make Parent Revolving Loans. The initial amount (in Dollars) of the respective Parent Revolving Commitment of each initial Permanent Lender that has made such a commitment is set forth in Annex A hereto. The Parent Revolving Commitment of each Permanent Lender may be reduced pursuant to Section 6. The Parent Revolving Commitment(s) of the applicable assigning and assignee Permanent Lender shall be adjusted to give effect to any assignments of a Parent Revolving Commitment pursuant to Section 15.6.1.
     Parent Revolving Commitments or the Parent Revolving Loan Commitments means, collectively, the aggregate amount, at the applicable time, of all Parent Revolving Commitments of all Permanent Lenders. The initial aggregate amount of the Parent Revolving Commitments shall be $20,000,000.
     Parent Revolving Loans — see Section 2.1.2.
     Parent Revolving Outstandings means the sum of (a) the aggregate principal amount of all outstanding Parent Revolving Loans plus (without duplication) (b) the Parent Stated Amounts.
     Parent Stated Amounts means, as of any time, the aggregate of all Stated Amounts (as of such time) with respect to all Parent Letters of Credit.

     Participant — see Section 15.6.2.
     Participating Member State shall mean each country so described in any EMU Legislation.
     Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is (i) subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and as to which the Parent or any member of the Controlled Group could reasonably be expected to have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA or (ii) a tax-qualified “pension plan” the trust of which holds stock of the Parent or any of its Subsidiaries.
     Permanent Lenders means any of the Persons identified as a Permanent Lender on the signature pages hereto together with its/their successors and permitted assigns (and any successive successors and permitted assigns). Reference is made to the definition of Lenders for certain additional provisions with respect to the definition of Permanent Lenders. A Permitted Lender means a Person constituting a Permanent Lender.
     Permanent Loan Commencement Date means any Business Day after the Bridge Loan is made but no later than December 29, 2006, and on which Business Day the initial Parent Revolving Loan, initial German Revolving Loan and the Term Loans are made.
     Permanent Loans means, collectively, the Term Loans and the Revolving Loans.
     Permanent Loans Note — see Section 3.1. Permanent Loans Notes means the Permanent Loans Notes collectively.
     Perfection Certificate means a perfection certificate executed and delivered to the Administrative Agent by a Loan Party.
     Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.
     Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
     Post-Closing Structural Steps means the steps set forth in Schedule 1.1B.
     Preamble means the opening paragraph of this Agreement.
     Pre-Closing Period means a period of time prior to the Closing Date.
     Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.
     Pro Rata Share means:
(a)	with respect to a Permanent Lender’s obligation to make Parent Revolving Loans, participate in Parent Letters of Credit, reimburse the Issuing Lender with respect to Parent Letters of Credit, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Parent Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Permanent Lender’s Parent Revolving Commitment, by (ii) the aggregate Parent Revolving Commitments of all Permanent Lenders and (y) from and after the time the Parent Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Permanent Lender’s Parent Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Parent Revolving Outstandings;

(b)	with respect to a Permanent Lender’s obligation to make German Revolving Loans, participate in German Letters of Credit, reimburse the Issuing Lender with respect to German Letters of Credit, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the German Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Permanent Lender’s German Revolving Commitment, by (ii) the aggregate German Revolving Commitments of all Permanent Lenders and (y) from and after the time the German Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Permanent Lender’s German Revolving Outstandings by (ii) the aggregate unpaid principal amount of all German Revolving Outstandings;

(c)	with respect to a Permanent Lender’s obligation to make a Term Loan and receive payments of interest, fees, costs, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Exposure, by (ii) the aggregate amount of all Permanent Lenders’ Term Loan Exposures; and

(d)	with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s aggregate Revolving Commitments plus such Lender’s Term Loan Exposure, by (ii) the aggregate amount of Revolving Commitments of all Lenders plus the Term Loan Exposures of all Lenders; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the aggregate principal amount of such Lender’s Revolving Outstandings plus the unpaid principal amount of such Lender’s Term Loan Exposure by (B) the aggregate principal amount of all outstanding Revolving Outstandings plus the aggregate unpaid principal amount of the Term Loan Exposures of all Lenders.

     Purchase Agreement means the Amended and Restated Stock Purchase Agreement by and among the Parent and the Sellers, dated November 17, 2006.
     Rabbi Trust means the trust established pursuant to the Rabbi Trust Agreement.
     Rabbi Trust Agreement means that certain Grantor Trust Agreement under Certain Baldwin Technology Company, Inc. Supplemental Retirement Benefit Plans, dated February 14, 2006 by and between the Parent and Key Bank National Association.
     Rabbi Trust Existing Contributions means (i) the transfer prior to the Closing Date of the Insurance Policies (as defined in the Rabbi Trust Agreement) to the Rabbi Trust and (iii) cash contributions made by the Parent to the Rabbi Trust prior to the Closing Date and aggregating no more than $1,250,000.
     Rabbi Trust Permitted Payments shall mean the following contributions to the Rabbi Trust made after the Closing Date: (a) cash contributions not exceeding $1,000,000 in any consecutive twelve month period and not exceeding $2,050,000 in the aggregate provided that no such contribution under this clause (a) shall be made if an Event of Default or Unmatured Event of Default shall exist at the time of or shall result from such contribution or if the Parent is not able to meet the required Fixed Charge Covenant Ratio under Section 11.14.2 on a pro-forma basis taking into consideration such contribution(s) and (b) upon the occurrence of a Potential Change of Control (as defined in the Rabbi Trust Agreement as constituted on the date hereof) the Parent shall be permitted to make those contributions required to be made (as a result of the Potential Change of Control) under the Rabbi Trust Agreement (as constituted on the date hereof).
     Regulation D means Regulation D of the FRB.
     Regulation U means Regulation U of the FRB.
     Related Agreements means the Purchase Agreement, and any other material agreement, instrument or other document delivered pursuant to the Purchase Agreement.
     Related Transactions means the purchase by Parent of the Capital Securities of MTC and all related transactions contemplated by the Related Agreements.
     Replacement Lender — see Section 8.7(b).
     Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
     Required Lenders means, (i) until the Bridge Loan is paid in full, the Bridge Loan Lender and (b) at any time after the Bridge Loan Lender is paid in full, Permanent Lenders whose Pro

Rata Shares exceed (in the aggregate) at least 66 2/3% as determined pursuant to clause (d) of the definition of “Pro Rata Share”.
     Revaluation Date means (x) with respect to any Permanent Loan, each of the following: (i) each date a Loan is made (or, at the election of the Administrative Agent, when the interest rate for such Loan is set), (ii) each date of a continuation of a LIBOR Loan denominated in Euros, (iii) any date that any Revolving Commitment is reduced, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require and (y) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Euros, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in Euros, and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.
     Revolving Commitments or Revolving Loan Commitments means, as of any time, the sum of (a) the Parent Revolving Commitments and (b) the German Revolving Commitments.
     Revolving Loans means, collectively, the German Revolving Loans and the Parent Revolving Loans.
     Revolving Outstandings means, at any time, the sum of (a) the Parent Revolving Outstandings and (b) the German Revolving Outstandings.
     SEC means the United States Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.
     Sellers means the “Sellers” as defined in the Purchase Agreement.
     Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the president, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.
     Specified Integration and Restructuring Expenses means (a) integration costs and integration expenses (excluding Capital Expenditures) incurred by the Parent or its Subsidiaries from the Closing Date to December 31, 2007 in connection with the Related Transactions, including, without limitation, as a result of systems integration, IT integration, facility relocation, Sarbanes-Oxley, consultants, signage and professional advisors, and (b) restructuring expenses (excluding Capital Expenditures), in accordance with GAAP, incurred by the Parent or its Subsidiaries from the Closing Date to December 31, 2007 in connection with the Related Transactions; provided, that for purposes of this definition the Specified Integration and Restructuring Expenses shall not exceed an aggregate of $6 million.
     Spot Rate means, for a currency, the rate determined by the Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of Euros with Dollars through its principal applicable foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for Euros with Dollars; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Euros.
     Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.
     Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Parent.
     Target Day means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.
     Term Loan Commitment means, with respect to a Permanent Lender at the applicable time, the commitment of such Permanent Lender to make a Term Loan. The amount (in Dollars) of the respective Term Loan Commitment of each initial Permanent Lender that has made such a commitment is set forth in Annex A hereto. The Term Loan Commitment(s) of the applicable assigning and assignee Permanent Lender shall be adjusted to give effect to any assignments of a Term Loan Commitment pursuant to Section 15.6.1.
     Term Loan Commitments means, collectively, the aggregate amount of all Term Loan Commitments. The aggregate amount of all Term Loan Commitments shall be $15,000,000.
     Term Loan — see Section 2.1.4.
     Term Loan Exposure means, as of the applicable time, with respect to a Permanent Lender, (i) prior to the making of the Term Loans, such Permanent Lender’s Term Loan Commitment and (ii) from and after the making of the Term Loans, the then unpaid principal amount of such Permanent Lender’s Term Loan.

     Term Loans means, collectively, the Term Loans made by the Permanent Lenders. The initial aggregate amount of the Term Loans shall be $15,000,000.
     Term Loan Maturity Date means the earlier of (a) November 21, 2011 or (b) the Termination Date.
     Termination Date means the earlier to occur of (a) November 21, 2011 or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.
     Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Parent or any other member of the Controlled Group from such Pension Plan during a plan year in which Parent or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.
     Total Debt means all Debt of the Parent and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of Debt of a Person other than the Parent or any of its Subsidiaries), (b) Hedging Obligations, and (c) Debt of the Parent to its Subsidiaries and Debt of Subsidiaries of the Parent or to the Parent or other Subsidiaries of the Parent to the extent such Debt described in this clause (c) is permitted under this Agreement. For the avoidance of doubt, to the extent the Initial Letters of Credit secure reimbursement obligations of the Parent or its Subsidiaries under other letters of credit or bank guaranties, the obligations of the Parent or its Subsidiaries will not be double-counted in determining Total Debt.
     Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day.
     Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans subject to title IV of ERISA, determined as of the then most recent valuation date for each such Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
     type — see Section 2.2.1.
     UCC is defined in the Guaranty and Collateral Agreement.
     Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans subject to title IV of ERISA exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each such Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

     Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
     Withholding Certificate — see Section 7.6(d).
     Wholly-Owned Subsidiary means, as to any Person, another Person all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
     1.2 Other Interpretive Provisions.
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The term “including” is not limiting and means “including without limitation.”
     (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
     (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
     (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
     (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrowers, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.
     1.3 Exchange Rate; Currency Equivalents. The Administrative Agent or the Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the Permanent Loans or Letters of Credit (or Stated Amounts) and other amounts outstanding hereunder denominated in Euros (and other applicable amounts in Euros) or in calculating any Euro Currency Equivalent for purposes hereof. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the Dollar and Euro until the next Revaluation Date to occur. Except for purposes of financial statements delivered by any Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of Euros for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.
     Wherever in this Credit Agreement in connection with the extension of a Permanent Loan or a Letter of Credit, or the conversion, continuation or prepayment of a Permanent Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Permanent Loan or Letter of Credit is denominated in Euros, such amount shall be the relevant Euro Currency Equivalent of such Dollar amount, as determined by the Administrative Agent or the Issuing Lender, as the case may be.
     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any applicable issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
     2.1 Commitments. On and subject to the terms and conditions of this Agreement, the Bridge Lender, in the case of the Bridge Loan, and each of the applicable Permanent Lenders (severally and for itself alone), in the case of the Permanent Loans, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Borrowers as follows:
     2.1.1 Bridge Loan. The Bridge Lender agrees to make the Bridge Loan to the Parent. The Bridge Loan shall be borrowed in Dollars.
     2.1.2 Parent Revolving Commitments. Each Permanent Lender with a Parent Revolving Loan Commitment agrees to make loans to the Parent on a revolving basis (“Parent Revolving Loans”) from time to time from the Permanent Loan Commencement Date until the Termination Date in such Permanent Lender’s Pro Rata Share of such aggregate amounts as the Parent may request from all such Permanent Lenders; provided that (i) the Dollar Equivalent (as of the most recent Revaluation Date) of the sum of (a) the unpaid principal balance of all Parent Revolving Loans made by each such Permanent Lender and (b) the Dollar Equivalent of such Permanent Lender’s Pro-Rata Share of the Parent Stated Amounts shall not exceed the amount (in Dollars) of such Permanent Lender’s Parent Revolving Commitment, (ii) the Dollar Equivalent (as of the most recent Revaluation Date) of all Parent Revolving Outstandings shall not exceed the Parent Revolving Loan Commitments (in Dollars), and (iii) the Dollar Equivalent (as of the most recent Revaluation Date) of Revolving Outstandings shall not exceed the

Revolving Commitments (in Dollars). The Parent Revolving Loans may be borrowed in Dollars or Euros.
     2.1.3 German Revolving Commitments. Each Permanent Lender with a German Revolving Loan Commitment agrees to make loans to the German Borrowers on a revolving basis (“German Revolving Loans”) from time to time from the Permanent Loan Commencement Date until the Termination Date in such Permanent Lender’s Pro Rata Share of such aggregate amounts as the applicable German Borrower may request from all such Permanent Lenders; provided that (i) only Newco may borrow the initial German Revolving Loan (the “Initial German Revolving Loan”) which shall be in an aggregate principal amount up to $7 million and the proceeds of the Initial German Revolving Loan shall be used as set forth in Section 10.6, (ii) after the Initial German Revolving Loan, only the German Opcos shall be permitted to borrow German Revolving Loans, (iii) the Dollar Equivalent (as of the most recent Revaluation Date) of the sum of (a) the unpaid principal balance of all German Revolving Loans made by each Permanent Lender with a German Revolving Loan Commitment and (b) the Dollar Equivalent of such Permanent Lender’s Pro-Rata Share of the German Stated Amounts shall not exceed the amount (in Dollars) of such Permanent Lender’s German Revolving Loan Commitment, (iv) the Dollar Equivalent (as of the most recent Revaluation Date) of all German Revolving Outstandings shall not exceed the German Revolving Loan Commitments (in Dollars), and (v) the Dollar Equivalent (as of the most recent Revaluation Date) of Revolving Outstandings shall not exceed the Revolving Commitments (in Dollars). The German Revolving Loans may be borrowed in Dollars or Euros.
     2.1.4 Term Loan Commitments. Each Permanent Lender with a Term Loan Commitment agrees to make a loan to Newco (each such loan, a “Term Loan”) in the amount of such Lender’s Term Loan Commitment on the Permanent Loan Commencement Date. Subject to the other terms and conditions hereof, the Term Loans may be borrowed in Dollars (entirely) or Euros (entirely); once so borrowed the Borrower shall not have the right to convert from the currency borrowed into another currency but nothing contained herein shall, or shall be interpreted to, limit the provisions of Section 4.1 pursuant to which the Administrative Agent or the Lenders may require such a conversion or limit any provision of this Agreement which requires such a conversion. The Term Loan Commitments shall expire concurrently with the making of the Term Loans on the Permanent Loan Commencement Date.
     2.1.5 L/C Commitments. Subject to Section 2.3.1, the Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Parent or a German Opco, as the case may be, from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Permanent Lender with a Parent Revolving Commitment agrees to purchase a participation in each Parent Letter of Credit (and such obligation to such purchase shall not be impaired by any termination of the Parent Revolving Commitments) and each Permanent Lender with a German Revolving Commitment agrees to purchase a participation in each German Letter of Credit (and such obligation to such purchase shall not be impaired by any termination of the Parent Revolving Commitments); provided, that, (i) the aggregate Dollar Equivalent (as of the most recent Revaluation Date) of the Parent Stated Amounts and the German Stated Amounts shall not exceed $6,000,000, (ii) the Dollar Equivalent (as of the most recent Revaluation Date) of all Parent Revolving Outstandings shall not exceed the Parent Revolving Loan Commitments (in Dollars), (iii) the Dollar Equivalent (as of the most recent Revaluation Date) of all German Revolving Outstandings shall not exceed the German Revolving Loan Commitments (in Dollars), and (iv) the Dollar Equivalent (as of the most recent Revaluation Date) of Revolving Outstandings shall not exceed the Revolving Commitments (in Dollars). The Letters of Credit shall include the Initial Letters of Credit. The Initial Letters of Credit (to the extent issued) shall be part of the Parent Letters of Credit (and the Master Letter of Credit Agreement executed by the Parent shall cover, among other things, the Initial Letters of Credit (to the extent issued) as well as any other Parent Letters of Credit). Until the Permanent Loan Commencement Date, the only Letters of Credit issued shall be, to the extent issued, the Initial Letters of Credit. The Letters of Credit may be issued in Dollars or Euros.
     2.2 Loan Procedures.
     2.2.1 Various Types of Loans. The Bridge Loan shall be a Base Rate Loan. Each Revolving Loan shall be, and the Term Loans may be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the applicable Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3; provided, however, that, anything contained herein to the contrary notwithstanding, while a Loan is denominated in Euros it may only be a LIBOR Loan. LIBOR Loans in the same currency and having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than twelve (12) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Parent Revolving Loans shall be effected so that each Lender with a Parent Revolving Commitment will have a ratable share (according to its Pro Rata Share) of all types and Groups of Parent Revolving Loans; and all borrowings, conversions and repayments of German Revolving Loans shall be effected so that each Lender with a German Revolving Commitment will have a ratable share (according to its Pro Rata Share) of all types and Groups of German Revolving Loans. Notwithstanding the foregoing or any other provision of this Agreement, no Borrower may select any Interest Period for a LIBOR Loan which is longer than one month prior to the earlier of (x) 90 days after the Closing Date and (y) the date that the Administrative Agent notifies the Parent that it has completed its initial syndication of the Loans and the Commitments.
     2.2.2 Borrowing Procedures. The applicable Borrower who is borrowing the applicable Loan shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing by such Borrower not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three Business Days (four Business Days if the LIBOR borrowing is in Euros) prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing, whether (in the case of a Permanent Loan) such borrowing is to be in Dollars or Euros (if the Notice of Borrowing does not specify a currency, then the Loan requested shall be deemed to be requested in Dollars except that in the case of a borrowing by a German Borrower, the Loan shall be deemed requested in Euros), and, in the case of a LIBOR borrowing, the initial Interest Period therefor. With respect to the making of the Term Loans, the initial German Revolving Loan and the initial Parent Revolving Loan, any additional notice requirements under Section 12.3 shall also be satisfied. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds, in the applicable currency, covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the applicable Borrower who is borrowing the applicable Loan on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of $500,000, and each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $500,000.
     2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the applicable Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:
          (A) elect, as of any Business Day, to convert any Permanent Loans of any type (or any part thereof) in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000, as the case may be, into Loans of the other type (except that the Borrower may not elect to convert any LIBOR Loan denominated in Euros into a Base Rate Loan); or
          (B) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof) in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000, as the case may be, for a new Interest Period;
provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $500,000.
     (b) The applicable Borrower shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three Business Days (four Business Days for LIBOR Loans in Euros) prior to the proposed date of such conversion or continuation, specifying in each case:
          (A) the proposed date of conversion or continuation;

          (B) the aggregate amount of Loans to be converted or continued;
          (C) the type of Loans resulting from the proposed conversion or continuation; and
          (D) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
     (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the applicable Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans (and assuming the Borrower has not elected to convert the LIBOR Loan to a Base Rate Loan pursuant to the provisions hereof), the applicable Borrower shall be deemed to have selected an Interest Period of one month.
     (d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the applicable Borrower, of the details of any automatic conversion.
     (e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.
     (f) Once borrowed in one currency, the Term Loans may not be converted or continued by Newco into another currency. The Borrowers shall not have the right to convert or continue a Revolving Loan into a Revolving Loan denominated in a different currency, but instead the applicable Borrower must prepay the applicable Revolving Loan in the original currency of such Loan and then reborrow (subject to the terms and conditions hereof) in the other currency. Nothing contained in this Agreement shall, or shall be interpreted to, impair any rights of the Administrative Agent or Lenders under the Loan Documents to require any conversion of a Loan from one currency to another currency pursuant to Section 4.1 or to impair any provision of this Agreement which requires such a conversion.
     2.2.4 [Reserved].
     2.3 Letter of Credit Procedures.
     2.3.1 L/C Applications. The Parent and each German Opco shall respectively execute and deliver to the Issuing Lender a Master Letter of Credit Agreement as in effect from time to time. The Parent (in the case of Parent Letters of Credit) or the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three (or, in the case of a Letter of Credit to be issued in Euros, four) Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Parent (in the case of Parent Letters of Credit) or the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) and in all respects satisfactory to the Administrative Agent and the

Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)), the currency (Dollars or Euros) in which the Letter of Credit is to be issued, whether such Letter of Credit is to be transferable in whole or in part and the nature of the transaction to be supported thereby. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control. Except as may otherwise agreed by the Administrative Agent and the Issuing Lender, each Letter of Credit shall be in an initial face amount greater than $10,000.
     2.3.2 Participations in Letters of Credit. Subject to the proviso at the end of this sentence, concurrently with the issuance of each Parent Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Permanent Lender with a Parent Revolving Commitment, and each such Permanent Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Parent Letter of Credit and the Parent’s reimbursement obligations with respect thereto; provided, that, with respect to the Initial Letters of Credit, (i) no such sale, transfer, purchase or receipt shall be deemed to have occurred unless and until the Permanent Loan Commencement Date occurs and (ii) effective as of the Permanent Loan Commencement Date such sale, transfer, purchase and receipt shall automatically and without further action be deemed to have taken place with respect to the Initial Letters of Credit. Concurrently with the issuance of each German Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Permanent Lender with a German Revolving Commitment, and each such Permanent Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such German Letter of Credit and the applicable German Opco’s reimbursement obligations with respect thereto. Subject to the proviso at the end of this sentence, if the Parent (in the case of Parent Letters of Credit) or the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) does not pay any reimbursement obligation when due, the Parent (in the case of Parent Letters of Credit) or the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) shall be deemed to have immediately requested that the Lenders make a Parent Revolving Loan (in the case of a reimbursement obligation of the Parent in connection with a Parent Letter of Credit) or a German Revolving Loan to the applicable German Opco (in the case of a reimbursement obligation of such German Opco in connection with a German Letter of Credit requested by such German Opco) which is a Base Rate Loan made in Dollars and in a principal amount in the then Dollar Equivalent (as of the most recent Revaluation Date if the applicable drawing was in Euros) equal to such reimbursement obligations; provided, that, (i) the foregoing provisions of this sentence shall not apply to the Initial Letters of Credit unless and until the Permanent Loan Commencement Date occurs and (ii) effective as of the Permanent Loan Commencement Date such provisions shall automatically and without further action be deemed to apply to the Initial Letters of Credit. The Administrative Agent shall promptly notify the Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise (and without regard to whether the applicable Revolving Commitment then exists) each Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan (to the extent such Loan is not actually made, such reimbursement obligations shall survive, regardless of the reason such Loan is not actually made). The proceeds of such Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of the applicable Borrower in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Permanent Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.
     2.3.3 Reimbursement Obligations. (a) The Parent (in the case of Parent Letters of Credit) or the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any such Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made (such reimbursement to be made in the currency in which such payment or disbursement was made unless (in the case of a payment or disbursement in Euros) the Issuing Lender has notified the applicable Borrower that it requires such reimbursement to be in Dollars in which case such reimbursement shall be in Dollars in the Dollar Equivalent of the amount of such payment or disbursement). Any amount not reimbursed by 11:00 a.m. (Chicago time) on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the applicable Borrower therefor (if such reimbursement is made on the date such payment or disbursement is made but after 11:00 a.m. (Chicago time) on such date, the applicable Borrower shall owe one day’s worth of interest), payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus (if the Required Lenders so elect), beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, an additional 2% per annum (and in connection with the provisions of this sentence the Issuing Lender may require any reimbursement obligations in Euros to be converted into Dollars at the Dollar Equivalent and the applicable Borrower shall indemnify and hold the applicable Lenders harmless from any loss resulting from such conversion). The Issuing Lender shall notify the Parent (in the case of Parent Letters of Credit) or the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the

Issuing Lender to so notify the applicable Borrower or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.
          (b) The Parent’s (in the case of Parent Letters of Credit) or the applicable German Opco’s (in the case of German Letters of Credit requested by such applicable German Opco) reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which the Parent or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent or any of its Subsidiaries and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, (d) the failure of any requested drawing under any Letter of Credit to comply with the requirements of any Letter of Credit, (e) the surrender or impairment of any security for the performance or observance of any of the terms hereof or (f) any other circumstance that the Master Letter of Credit Agreement provides will not affect such reimbursement. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Parent (or any of its Subsidiaries), or relieve the Parent (or any of its applicable Subsidiaries) of any of its obligations under any Loan Document to any such Person.
     2.3.4 Funding by Lenders to Issuing Lender. If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (i) (a) the Parent (in the case of Parent Letters of Credit) or the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) has not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement and (b) a Parent Revolving Loan (in the case of Parent Letters of Credit) or a German Revolving Loan to the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) may not be made (or cannot be made) in accordance with Section 2.3.2 (it being the intent and agreement under this Agreement that if the event described in clause (a) occurs, either a Revolving Loan will be made or the provisions of this sentence below with respect to payments regarding participations shall apply) or (ii) any reimbursement received by the Issuing Lender from the Parent (in the case of Parent Letters of Credit) or the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Parent (in the case of Parent Letters of Credit) or the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) or otherwise, each other Lender with a Parent Revolving Commitment (in the case of Parent Letters of Credit) or a German Revolving Commitment (in the case of German

Letters of Credit) shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Parent (in the case of Parent Letters of Credit) or the applicable German Opco (in the case of German Letters of Credit requested by such applicable German Opco) under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each such other Lender thereof. Each such other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account in Dollars the Dollar Equivalent of the amount of such other Lender’s Pro Rata Share of such payment or disbursement (provided, that if such payment or disbursement was made by the Issuing Lender in Euros then, if the Issuing Lender so elects, such payment by the other Lenders shall be in Euros and not in Dollars). If and to the extent any such Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any such Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any such other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement. Notwithstanding the foregoing, (i) the foregoing provisions of this Section 2.3.4 shall not apply to the Initial Letters of Credit unless and until the Permanent Loan Commencement Date occurs and (ii) effective as of the Permanent Loan Commencement Date such provisions shall automatically and without further action be deemed to apply to the Initial Letters of Credit.
     2.3.5 Cash Collateralize. Without limiting any other obligations under the Loan Documents to Cash Collateralize, the Parent shall Cash Collateralize any Parent Letters of Credit outstanding on the Termination Date and each German Opco shall Cash Collateralize any German Letters of Credit requested by such German Opco outstanding on the Termination Date. If for any reason the Permanent Loan Commencement Date does not occur by December 29, 2006, the Parent shall Cash Collateralize all of the Initial Letters of Credit.
     2.4 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
     2.5 Certain Conditions. Except as otherwise provided in Section 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists; provided, however, that in the case of a LIBOR Loan in Euros such LIBOR Loan shall (subject to the Lenders right of conversion under Section 4.1 and other applicable provisions of this Agreement regarding conversion) be permitted to be continued as a LIBOR Loan even if there is an Event of Default or Unmatured Event of Default (nothing contained in this proviso shall be interpreted or construed to limit any rights or remedies of the Lenders or the Administrative Agent relating to such Event of Default or Unmatured Event of Default).
     SECTION 3 EVIDENCING OF LOANS.
     3.1 Notes. The Bridge Loan shall be evidenced by a Note of the Parent in the form of Exhibit A-1 hereto (the “Bridge Loan Note”). The Permanent Loans of each Permanent Lender made to each Borrower shall be evidenced by a Note of such Borrower in the form of Exhibit A-2 hereto (each, a “Permanent Loans Note”), with appropriate insertions, payable to such Permanent Lender or its registered assigns.
     3.2 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, the currency thereof, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of any Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.
     SECTION 4 INTEREST.
     4.1 Interest Rates. The Parent (in the case of the Bridge Loan and the Parent Revolving Loans), Newco in the case of the Term Loans and the Initial Revolving German Loan, BGG in the case of German Revolving Loans borrowed by it, and Oxy-Dry GmbH in the case of German Revolving Loans borrowed by it, as the case may be, promises (severally and not jointly, provided that nothing contained herein shall be interpreted to limit the provisions of the Guaranty and Collateral Agreement) to pay interest on the unpaid principal amount of each Loan borrowed by it for the period commencing on the date of such Loan until such Loan is paid in full as follows:
     (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and
     (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, if the Required Lenders so elect, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations of a Borrower not bearing interest, such Obligations shall bear interest (and such Borrower shall pay such interest) at the Base Rate applicable to Revolving Loans plus 2%), and in connection with same the Required Lenders can, upon written notice to the applicable Borrower, require that any Loans in Euros be converted to Dollars (and upon such conversion will become Base Rate Loans) and the applicable Borrower(s) shall indemnify and hold the applicable Lenders harmless from any loss resulting from such conversion, provided further that such increase may thereafter be rescinded by the Required Lenders (acting in their discretion), notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase shall occur automatically, provided further that such increase may thereafter be rescinded by the Required Lenders (acting in their discretion), notwithstanding Section 15.1.
     4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), and at maturity. After maturity, and at any time that the interest rate(s) have been increased an additional 2% per annum pursuant to the last paragraph of Section 4.1, accrued interest on all Loans shall be payable on demand.
     4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the applicable Borrower and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the applicable Borrower or any Lender, deliver to the applicable Borrower or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.
     4.4 Computation of Interest. Interest on all Loans shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate. The applicable interest rate for each LIBOR Loan shall remain fixed for the duration of the Interest Period applicable thereto (provided, that nothing contained in this sentence shall, or shall be interpreted to, limit the provisions of Section 4.1).
     4.5 Maximum Rate.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans owing by the applicable Borrower or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the applicable Borrower’s Obligations hereunder.
     SECTION 5 FEES.
     5.1 Non-Use Fees. The Parent agrees to pay to the Administrative Agent for the account of each Permanent Lender with a Parent Revolving Commitment a non-use fee, for the period from the Permanent Loan Commencement Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Parent Revolving Commitments. The German Borrowers agree, on a joint and several basis, to pay to the Administrative Agent for the account of each Permanent Lender with a German Revolving Commitment a non-use fee, for the period from the Permanent Loan Commencement Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the unused amount of the German Revolving Commitments. For purposes of calculating usage under this Section, the Parent Revolving Commitment shall be deemed used to the extent of the Parent Revolving Outstandings and the German Revolving Commitment shall be deemed used to the extent of the German Revolving Outstandings. Such non-use fees shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
     5.2 Letter of Credit Fees.
     (a) (i) The Parent agrees to pay to the Administrative Agent for the account of each Permanent Lender with a Parent Revolving Commitment a letter of credit fee for each Parent Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit and (ii) for each German Letter of Credit, the German Opco who requested such German Letter of Credit agrees to pay to the Administrative Agent for the account of each Permanent Lender with a German Revolving Commitment a letter of credit fee equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such German Letter of Credit; provided, that, with respect to the Initial Letters of Credit, for the period prior to the Permanent Loan Closing Date, such letter of credit fee shall accrue for the benefit of and shall be paid for the account of the Issuing Lender (and not the Permanent Lenders); provided further that, if the Required Lenders so elect, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. All such letter of credit fees shall be computed for the actual number of days elapsed on the basis of a year of 360 days (for the avoidance of doubt, letter of credit fees shall continue to accrue on the undrawn amounts of Letters of Credit for as long as such undrawn amounts are outstanding notwithstanding the fact that Parent Revolving Commitments (in the case of Parent Letters of Credit) or German Revolving Commitments (in the case of the German Letters of Credit) may have been terminated). Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated; provided, that, if not sooner paid, the Parent shall pay on December 29, 2006 to the Issuing Lender any fees accruing on the Initial Letters of Credit prior to the Permanent Loan Commencement Date (if any).
     (b) In addition, with respect to each Letter of Credit, the applicable Borrower requesting the applicable Letter of Credit agrees to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, advising, payment, confirming (if applicable), processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Parent and the Issuing Lender (including any set forth in the Agent Fee Letter).
     5.3 Administrative Agent’s Fees. The Parent agrees to pay to the Administrative Agent such agent’s fees as are set forth in the Agent Fee Letter.
     SECTION 6 REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.
     6.1 Reduction or Termination of the Revolving Commitments.
     6.1.1 Voluntary Reduction or Termination of the Revolving Commitments. The Parent may from time to time on at least four Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Permanent Lender thereof) permanently reduce the Parent Revolving Commitments to an amount not less than the Parent Revolving Outstandings. The German Opcos may from time to time on at least four Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Permanent Lender thereof) permanently reduce the German Revolving Commitments to an amount not less than the German Revolving Outstandings. Any such reduction under this Section 6.1.1 shall be in an amount not less than $1,000,000 or a higher integral multiple of $500,000. Concurrently with any reduction of the Parent Revolving Commitment to zero, the Parent shall pay all interest on the Parent Revolving Loans, all non-use fees (relating to the Parent Revolving Commitment) and all letter of credit fees (relating to the Parent Letters of Credit) and shall Cash Collateralize in full all obligations arising with respect to the Parent Letters of Credit. Concurrently with any reduction of the German Revolving Commitment to zero, (i) the German Opcos shall pay all interest on the German Revolving Loans borrowed by them, all non-use fees (relating to the German Revolving Commitment) and all letter of credit fees (relating to the German Letters of Credit) and shall Cash Collateralize in full all obligations arising with respect to the German Letters of Credit and (ii) Newco shall pay all interest on the Initial German Revolving Loan.

     6.1.2 Mandatory Reductions of Revolving Commitment. On the date of any Mandatory Prepayment Event, the Revolving Commitments shall be permanently reduced (pro-rata across the Parent Revolving Commitments and the German Revolving Commitments) by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event over the amount (if any) applied to prepay Term Loans pursuant to Section 6.2.2.
     6.1.3 All Reductions of the Revolving Commitments. All reductions of the Parent Revolving Commitments shall reduce the Parent Revolving Commitments ratably among the Permanent Lenders with Parent Revolving Commitments according to their respective Pro Rata Shares. All reductions of the German Revolving Commitments shall reduce the German Revolving Commitments ratably among the Permanent Lenders with German Revolving Commitments according to their respective Pro Rata Shares.
     6.2 Prepayments.
     6.2.1 Voluntary Prepayments. The applicable Borrower who has borrowed the applicable Loan may from time to time prepay the Loans borrowed by it in whole or in part; provided that such Borrower shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day) (except that if the case of a prepayment of a Loan in Euros that is being made on a day other than the last day of an Interest Period the applicable Borrower shall give four (4) Business Days prior written notice to the Administrative Agent of such prepayment), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $500,000.
     6.2.2 Mandatory Prepayments.
     (a) The Parent and Newco shall cause a prepayment of the Term Loans until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):
(i)	Concurrently with the receipt by the Parent or any Subsidiary of the Parent of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds except (subject to clause (v) of Section 11.5) that the first $500,000 (in the aggregate) of Net Cash Proceeds in any Fiscal Year do not have to be applied to such prepayment (nor, for the avoidance of doubt, to any mandatory reduction under Section 6.1.2).
(ii)	Concurrently with the receipt by the Parent or any Subsidiary of the Parent of any Net Cash Proceeds from any issuance of Capital Securities of the Parent or any Subsidiary of the Parent (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a

Subsidiary of the Parent to the Parent or to another Subsidiary of the Parent), in an amount equal to 100% of such Net Cash Proceeds.

(iii)	Concurrently with the receipt by the Parent or any Subsidiary of the Parent of any Net Cash Proceeds from any issuance of any Debt of the Parent or any Subsidiary of the Parent (excluding Debt permitted by clauses (a) through (k) of Section 11.1), in an amount equal to 100% of such Net Cash Proceeds.
Notwithstanding the foregoing, if the Mandatory Prepayment Event occurs while the Bridge Loan is outstanding, the Designated Proceeds shall immediately be applied to the payment or prepayment, as the case may be, of the Bridge Loan.
     (b) If at any time the Dollar Equivalent (as of the most recent Revaluation Date) of the Parent Revolving Outstandings exceeds 105% of the aggregate amount of the Parent Revolving Commitments, the Parent shall immediately prepay the Parent Revolving Loans and Cash Collateralize the outstanding Parent Letters of Credit, or do a combination of the foregoing (provided, that if so instructed by the Administrative Agent, prepayments shall be made to eliminate the excess before any such Cash Collateralization), in an amount sufficient to eliminate such excess. If at any time the Dollar Equivalent (as of the most recent Revaluation Date) of the German Revolving Outstandings exceeds 105% of the aggregate amount of the German Revolving Commitments, the German Opcos shall immediately prepay the German Revolving Loans borrowed by the German Opcos and Cash Collateralize the outstanding German Letters of Credit, or do a combination of the foregoing (provided, that if so instructed by the Administrative Agent, prepayments shall be made to eliminate the excess before any such Cash Collateralization is so used), in an amount sufficient to eliminate such excess (provided that Newco can, if it so elects, contribute towards eliminating such excess by prepaying the Initial German Revolving Loan).
     (c) If on any day on which the Revolving Commitments are reduced pursuant to Section 6.1.2 the Revolving Outstandings exceeds the Revolving Commitments, the Parent shall cause the immediate prepayment of the Revolving Loans or Cash Collateralization of the outstanding Letters of Credit, or do a combination of the foregoing (provided, that if so instructed by the Administrative Agent, prepayments shall be made to eliminate the excess before any such Cash Collateralization), in an amount sufficient to eliminate such excess. Such prepayments and Cash Collateralization shall be made pro-rata across the Parent Revolving Outstandings and the German Revolving Outstandings.
     (d) Notwithstanding anything herein to the contrary, if on any day on which the Term Loans (or, in the case of a prepayments under Sections 6.2.2(b) or 6.2.2(c), the Revolving Loans) would otherwise be required to be prepaid pursuant to Sections 6.2.2(a), (b) or (c) (for purposes of this Section 6.2.2(d), each, a “Mandatory Prepayment Date”), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of the Term Loans that constitute (or, in the case of prepayments under Sections 6.2.2(b) or 6.2.2(c), the amount of the Revolving Loans that constitute) Base Rate Loans, and no Unmatured Event of Default or Event of Default is then continuing, then on such Prepayment Date the Borrower making the applicable prepayment may, at its option, deposit Dollars or Euros, as applicable, into a cash collateral account maintained and controlled by the Administrative Agent in an amount equal to such excess (and such amount shall be part of the Collateral under the Guaranty and Collateral Agreement). If such Borrower makes such deposit then (i) only the outstanding Base Rate Loans shall be required to be prepaid on such Prepayment Date (and the LIBOR Loans shall not be considered prepaid and shall continue to bear interest) and (ii) on the last day of each Interest Period (with respect to any LIBOR Loan(s)) that ends on or after such Prepayment Date, the Administrative Agent is irrevocably authorized and directed to apply funds from such cash collateral account (and liquidate investments held in such cash collateral account as necessary with the applicable Borrower being responsible for any loss resulting from such liquidation) to prepay the LIBOR Loan(s) for which the Interest Period is then ending until the aggregate of the prepayment on the Base Rate Loans pursuant to clause (i) above plus the amounts actually so applied under this clause (ii) equals the prepayment which would have been required to be made on such Prepayment Date but for the operation of this Section 6.2.2(d).
     6.3 Manner of Prepayments.
     6.3.1 All Prepayments. Any voluntary partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. All prepayments of Term Loans shall be applied in the inverse order of maturity. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.
     6.4 Repayments.
     6.4.1 Revolving Loans. The Revolving Loans of each Lender shall be paid in full by the Borrower who borrowed such Revolving Loans, and the Revolving Commitments shall terminate, on the Termination Date.
     6.4.2 Term Loans. The Term Loan of each Permanent Lender shall be paid in installments equal to such Lender’s Pro Rata Share of the aggregate principal amount of the installments of the Term Loans as follows:

Payment Date	Amount
02/21/07	$375,000
05/21/07	$375,000
08/21/07	$375,000
11/21/07	$375,000
02/21/08	$625,000
05/21/08	$625,000
08/21/08	$625,000
11/21/08	$625,000
02/21/09	$750,000

Payment Date	Amount
05/21/09	$750,000
08/21/09	$750,000
11/21/09	$750,000
02/21/10	$875,000
05/21/10	$875,000
08/21/10	$875,000
11/21/10	$875,000
02/21/11	$1,125,000
05/21/11	$1,125,000
08/21/11	$1,125,000
11/21/11	$1,125,000
     In the event that the Term Loans are made in Euros, the above installment payments shall be in the Euro Currency Equivalent of such installment payments as determined by the Administrative Agent as of the making of the Term Loans. If required by the Administrative Agent, Newco shall confirm such Euro Currency Equivalents in writing (which, if requested by the Administrative Agent shall be in the form of an amendment to this Section 6.4.2) but the failure of the Administrative Agent to so request or the Borrowers to so confirm shall not impair any obligation of Newco under this Agreement (including the obligation to pay such installments in such Euro Currency Equivalents). Unless sooner paid in full, the outstanding principal balance of the Term Loans shall be paid in full on the Term Loan Maturity Date.
     6.4.3 Bridge Loan. The Bridge Loan (both principal and all accrued interest thereon) shall be paid in full on or prior to December 29, 2006.
     SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
     7.1 Making of Payments. All payments of principal or interest on the Loans and Notes, and of all fees, shall be made by the applicable Borrower to the Administrative Agent in immediately available funds (in Dollars except that Loans and reimbursement obligations (subject to the provisions of Section 2.3.3 requiring reimbursement in Dollars) in Euros shall be paid in Euros) at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the applicable Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.
     7.2 Application of Certain Payments. So long as the provisions of the immediately following sentence shall not apply, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. Notwithstanding the provisions of the immediately preceding sentence, (i) the provisions of Section 6.6 of the Guaranty and Collateral Agreement (and applicable provisions of the Foreign Pledge Agreements) shall apply with respect to the application of payments from the proceeds resulting from the realization by the Administrative Agent on any Collateral and (ii) if an Event of Default exists and if requested by the Required Lenders or if an acceleration of the Obligations occurs pursuant to Section 13.2, then payments by or with respect to any Borrower not covered by clause (i) of this sentence shall be applied in the following order:
     First, to the payment of all fees, costs, expenses and indemnities of the Administrative Agent (in its capacity as such) owed by such Borrower, including Attorney Costs, and any other Obligations of such Borrower owing to the Administrative Agent in respect of sums advanced by the Administrative Agent;
     Second, to all Obligations of such Borrower consisting of or relating to the payment of all fees, costs, expenses and indemnities of the Lenders, pro-rata, until paid in full;
     Third, to the payment of all of the Obligations (other than Bank Product Obligations and Hedging Obligations) of such Borrower consisting of or relating to accrued and unpaid interest owing to any Lender, pro-rata, until paid in full;
     Fourth, to the payment of all Obligations (other than Bank Product Obligations and Hedging Obligations) of such Borrower consisting of or relating to principal (including with respect to Loans and reimbursement obligations relating to drawings under Letters of Credit) owing to any Lender, pro-rata (i.e., in accordance with the then unpaid principal amount held by each Lender), until paid in full;
     Fifth, to the payment of an amount equal to all Obligations of such Borrower in respect of outstanding Letters of Credit to be held as cash collateral in respect of such obligations;
     Sixth, to the payment of all Obligations of such Borrower consisting of or relating to Bank Products Obligations and Hedging Obligations owing to any Lender or its Affiliates, pro-rata, until paid in full;
     Seventh, to the payment of all other Obligations of such Borrower owing to each Lender, pro-rata, until paid in full.
     Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.
     7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

     7.4 Setoff. Each Borrower, for itself, agrees that the Administrative Agent and each Lender and each Lender Affiliate have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Borrower agrees that at any time any Event of Default exists, the Administrative Agent and each Lender and Lender Affiliate shall have the right to set-off against, and may (without having to give notice) apply to the payment of, any Obligations of such Borrower, whether or not then due, any and all balances, credits, deposits, accounts or moneys of such Borrower (or any other amounts due to such Borrower from the Administrative Agent, such Lender or such Lender Affiliate) then or thereafter with (or owed by) the Administrative Agent or such Lender of such Lender Affiliate.
     7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
     7.6 Taxes.
     (a) All payments made by any Borrower hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. Subject to Section 7.6(d)(iii), all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the applicable Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
     (b) If any Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, such Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b), including, but not limited to, any Excluded Taxes), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent any Borrower withholds any Taxes on payments hereunder or under any Loan Document, such Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

     (c) If (x) any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, (y) any Tax is assessed against or imposed on a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, or (z) any tax (including, but not limited to, any Excluded Tax) is assessed against or imposed on a Lender in respect of any additional amounts received pursuant to Section 7.6(b), the applicable Borrower will indemnify (and hold harmless) such person from and against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax), (ii) any taxes (including, but not limited to, any Excluded Taxes) described in clause (z) above, and (iii) any taxes (including, but not limited to, any Excluded Taxes) imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.
     (d) (i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Parent (as representative of all applicable Borrowers) and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate to Administrative Agent certifying that such Lender is not a “bank” as such term is used in Code Section 881(c)(3)(A) (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Parent (as representative of the applicable Borrowers) and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in (to the extent applicable), United States withholding tax on interest payments to be made hereunder or any Loan or it shall immediately notify the Parent and the Administrative Agent of its inability under applicable law to deliver any such form or Withholding Certificate, in which case such Lender shall not be required to deliver any such form or Withholding Certificate pursuant to this Section 7.6(d).
     (ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Parent (as representative of the Borrowers) and the Administrative Agent on or prior to the Closing Date certifying, to the extent permitted by applicable law, that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Parent and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax or it shall immediately notify the Parent and the Administrative Agent of its inability under applicable law to deliver any such form, in which case such Lender shall not be required to deliver any such form pursuant to this Section 7.6(d).
     (iii) Subject to the immediately succeeding sentence, the applicable Borrower shall (x) to the extent it is required to do so by law, be entitled to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder or under any Loan Document for the account of any Lender that is a Non-U.S. Participant and (y) not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d). Notwithstanding anything to the contrary contained in this Section 7.6, the applicable Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 7.6(a), (b) and (c) (without regard to the identity of the jurisdiction requiring the deduction or withholding) as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.
     (iv) Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by a Borrower pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.
     SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.
     8.1 Increased Costs.
     (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any

Lender any other condition affecting its LIBOR Loans, its Notes or its obligation to make LIBOR Loans (other than in respect of Excluded Taxes); and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Notes with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the applicable Borrower(s) in each such case shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor (to the extent it is then customary for such Lender to charge its customers for such amounts).
     (b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the applicable Borrower(s) in each such case shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor (to the extent it is then customary for such Lender to charge its customers for such amounts).
     8.2 Basis for Determining Interest Rate Inadequate or Unfair. If:
     (a) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Borrowers) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate (whether in Dollars or Euros); or
     (b) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding the applicable LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of the applicable LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;
then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) subject to prior written notice having been provided by the Administrative Agent to the affected Borrower, on the last day of the current Interest Period for each LIBOR Loan (of such earlier date as may be required by applicable law, regulation or interpretation), such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan (and if the applicable LIBOR Loan is in Euros, such Base Rate Loan shall be converted (in the Dollar Equivalent thereof) to Dollars and the applicable Borrower shall indemnify (and hold harmless) the applicable Lenders for (and from) any loss as a result of such conversion).
     8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans (whether in Dollars or Euros), then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make any LIBOR Loan or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of LIBOR Loans or the conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) subject to prior written notice having been provided by the Administrative Agent to the affected Borrower, on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan (and if the applicable LIBOR Loan is in Euros, such Base Rate Loan shall be converted (in the Dollar Equivalent thereof) to Dollars and the applicable Borrower shall indemnify (and hold harmless) the applicable Lenders for (and from) any loss as a result of such conversion). Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.
     8.4 Funding Losses. The Parent in each case, and Newco in the case of amounts (under this Section 8.4) arising from the Term Loans and the Initial German Revolving Loan, and the German Opcos in the case of amounts arising (under this Section 8.4) from the German Revolving Loans other than the Initial German Revolving Loan, hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent) it will indemnify such Lender against any net loss or expense (excluding the loss of Applicable Margin) which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan and also including, in the case of any Loan in (or in the case of clause (b) below proposed to be in) Euros any related loss suffered as a result of any breakage costs relating to any foreign exchange contracts relating to such Loans), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of any Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.
     8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan (and/or any Loan to be made in Euros) by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the applicable Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
     8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.
     8.7 Mitigation of Circumstances; Replacement of Lenders.
     (a) Each Lender shall promptly notify the applicable Borrower(s) and the Administrative Agent of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by an applicable Borrower to pay any amount pursuant to Sections 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the applicable Borrower(s) and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the applicable Borrower of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole good faith judgment, be otherwise disadvantageous to such Lender.
     (b) If an applicable Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2 or 8.3, the applicable Borrower(s) may designate another bank which is acceptable to the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.
     8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, 8.3 or 8.4 shall be set forth in a certificate executed by the applicable Lender(s) and delivered to the applicable Borrower(s) conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
     SECTION 9 REPRESENTATIONS AND WARRANTIES.
     To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, each Borrower represents and warrants (provided, that, each Borrower other than the Parent shall only be deemed to have represented and warranted as to matters relating to itself and its Material Subsidiaries) to the Administrative Agent and the Lenders that, both before and after giving effect to the Related Transactions:
     9.1 Organization. The Parent and each of its Material Subsidiaries is validly existing and in good standing (provided that this representation and warranty as to good standing shall only apply to Baldwin U.K. Holding Limited and Acrotec UK Ltd. from and after the date which is 120 days after the Closing Date) under the laws of its jurisdiction of organization and has the power and authority to own all of its material assets and properties and to engage in all material business in which it is engaged and presently proposes to engage; and Parent and each of its Material Subsidiaries is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
     9.2 Authorization; No Conflict. Each of the Parent, each Borrower and each other Subsidiary of the Parent which is party to any of the Loan Documents (for purposes of this Section 9.2, the Parent, each Borrower and each such Subsidiary is referred to as a “Loan Document Party”) has the power and authority to, and is duly authorized to, execute and deliver each Loan Document to which it is a party, each Borrower is duly authorized to borrow monies hereunder and each Loan Document Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each

Loan Document Party of each Loan Document to which it is a party, and the borrowings by the Borrowers hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with or violate (i) any provision of law, rule or regulation (domestic or foreign), (ii) the charter, by-laws or other organizational documents of the Parent or any of its Subsidiaries or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Parent or any of its Subsidiaries or any of their respective properties except, in the case of this clause (iii), where such conflict or violation could not reasonably be expected to have a Material Adverse Effect or (c) require, or result in, the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).
     9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
     9.4 Financial Condition. The audited consolidated financial statements of the Parent and its Subsidiaries as at (and for the fiscal years ended) June 30, 2006, June 30, 2005 and June 30, 2004, and the unaudited consolidated financial statements of the Parent and its Subsidiaries as at (and for the three months ended) September 30, 2006, copies of each of which have been delivered to the Administrative Agent, the Bridge Lender and each initial Permanent Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as at such dates and the results of their operations for the periods then ended. The audited consolidated financial statements of MTC and its Subsidiaries as at (and for the fiscal years ended) December 31, 2004 and December 31, 2005, copies of each of which have been delivered to the Administrative Agent, the Bridge Lender and each initial Permanent Lender, were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of MTC and its Subsidiaries as at such dates and the results of their operations for the periods then ended. The (x) audited consolidated financial statements of Oxy-Dry Corporation and its Subsidiaries as at (and for the fiscal years ended) December 31, 2004 and December 31, 2005, and (y) unaudited consolidated financial statements of Oxy-Dry and its Subsidiaries as at (and for the nine months ended) September 30, 2006, copies of each of which have been delivered to the Administrative Agent, the Bridge Lender and each initial Permanent Lender, were (i) in the case of clause (x), prepared in accordance with GAAP and (ii) in the case of clauses (x) and (y), present fairly, in all material respects, the consolidated financial condition of Oxy-Dry Corporation and its Subsidiaries as at such dates and the results of their operations for the periods then ended.
     9.5 No Material Adverse Change. Since September 30, 2006, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Parent and its Subsidiaries taken as a whole.

     9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrowers’ knowledge, threatened against the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, except as disclosed in Schedule 9.6. Other than any liability incident to such litigation or proceedings so disclosed, neither the Parent nor any of its Subsidiaries has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1. Additionally, there is no judgment, order or injunction prohibiting or imposing material adverse conditions on any borrowing or other extension of credit contemplated hereby.
     9.7 Ownership of Properties; Liens. Each of the Parent and its Subsidiaries owns good and, in the case of real property, marketable title to all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2.
     9.8 Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each of the Parent and its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Administrative Agent, and such securities were issued in compliance with all applicable state, federal and foreign laws, rules and regulations concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of the Parent and (i) each of the Domestic Subsidiaries, (ii) BEC BV, (iii) Newco, (iv) each German Opco, and (v) any Material Subsidiary whose stock is pledged pursuant to the Guaranty and Collateral Agreement, in each case as of the Closing Date. All of the issued and outstanding Capital Securities of each Subsidiary (direct or indirect) of the Parent are owned as set forth on Schedule 9.8 as of the Closing Date. All of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Parent. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Parent or any of its Subsidiaries.
     9.9 Pension Plans.
     (a) The Unfunded Liability of all Pension Plans subject to Title IV of ERISA does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with ERISA and the Code. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of the Borrowers, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Parent or other any member of the Controlled Group with respect to a Pension Plan which could reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of any Borrower, threatened, claims, actions, investigations or lawsuits against Parent or any other member of the

Controlled Group with respect to a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any other member of the Controlled Group has engaged in any non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan which could reasonably be expected to have a Material Adverse Effect. Within the past five years, neither the Parent nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan subject to Title IV of ERISA with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan subject to Title IV of ERISA, which could reasonably be expected to have a Material Adverse Effect.
     (b) (i) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Parent or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; (ii) neither the Parent nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and, to the knowledge of the Borrowers, no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and (iii) neither the Parent nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, (iv) no event or condition has occurred or exists with respect to a Foreign Benefit Plan with respect to which Parent or any member of the Controlled Group has incurred or could reasonably be expected to incur any liability; and (v) each Foreign Benefit Plan complies in all respects with applicable foreign law; except to the extent that the foregoing in clauses (i), (ii), (iii), (iv) or (v) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (c) Except to the extent it and its impact is disclosed to the Administrative Agent and/or the Lenders prior to the date of this Agreement in any pension or other report, no member German Opco (and Newco to the extent applicable) has any material liability in respect of any pension scheme and there are no circumstances which would give rise to such liability where such liability would reasonably be expected to have a Material Adverse Effect.
     (d) Each German Opco (and Newco to the extent applicable) is in compliance in all material respects with all applicable material laws and material contracts relating to and the governing provisions of the pension schemes maintained by or for the benefit of any German Opco (and Newco to the extent applicable) and/or any of its employees where failure to comply would reasonably be expected to have a Material Adverse Effect.

     9.10 Investment Company Act. None of the Parent or its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
     9.11 [Reserved]
     9.12 Regulation U. Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
     9.13 Taxes. Each of the Parent and its Subsidiaries has timely and properly filed all federal tax returns and reports and all other material tax returns and reports required by law to have been filed by it and each such tax return or report is true, complete and correct in all material respects. Each of Parent and its Material Subsidiaries has paid all taxes and governmental charges due and payable by it (and each Subsidiary that is not a Material Subsidiary has paid all material taxes and governmental charges due and payable by it), except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Each of the Parent and its Subsidiaries have made adequate reserves on their books and records in accordance with GAAP for all federal (or its equivalent in a country other than the United States) and all other material taxes that have accrued but which are not yet due and payable. There is no proposed tax assessment, audit, action, suit, proceeding or investigation against the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitation relating to the payment or collection of taxes of Parent or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Parent or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. None of the Parent or its Subsidiaries has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
     9.14 Solvency, etc. With respect to each of the Parent and each of its Material Subsidiaries (except Baldwin Graphic Equipment BV as to which no representation or warranty is being given under this Section 9.14 on an individual basis) individually as of the Closing Date and as of the date the Loans contemplated by Section 12.3 are made (and with respect to each Borrower, BEC BV, the Japanese Subsidiaries and Baldwin IVT AB individually and the Parent and its Subsidiaries taken as a whole as of any other date the representations and warranties under this Agreement are made or deemed to be made), (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital. No German Opco has taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or threatened in relation to: (i) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens); or (ii) any other actions set out in section 21 of the German Insolvency Code.
     9.15 Environmental Matters. Except as set forth in Schedule 9.15, the on-going operations of each of the Parent and its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth in Schedule 9.15, each of the Parent and its Subsidiaries has obtained, and maintains in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law (collectively, “Environmental Licenses”) and each of the Parent and its Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth in Schedule 9.15, none of the Parent or its Subsidiaries or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 9.15, there are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or relating to any waste disposal or other operations, of the Parent or any of its Subsidiaries that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. None of the Parent or its Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     9.16 Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Parent and its Subsidiaries as of the Closing Date. Each of the Parent and its Subsidiaries and its material properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Parent or its Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or its Subsidiaries, as the case may be, operate.
     9.17 Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

     9.18 Information. All material information heretofore or contemporaneously herewith furnished in writing by or on behalf of the Parent or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is (when taken as a whole), and all material written information hereafter furnished by or on behalf of the Parent or any of its Subsidiaries to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be (when taken as a whole), true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Parent are based on good faith estimates and assumptions believed by the Parent to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results).
     9.19 Intellectual Property. Each of the Parent and its Material Subsidiaries owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others, except where the failure to so own, possess, have a license or other right (without infringement) could not reasonably be expected to have a Material Adverse Effect.
     9.20 Burdensome Obligations; No Default; Compliance with Laws. None of the Parent or any of its Subsidiaries (i) is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect or (ii) is in default or in breach of any agreement or instrument where such default or breach could reasonably be expected to have a Material Adverse Effect. The Parent does not know of any dispute regarding any agreement or contract of the Parent or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Each of the Parent and its Subsidiaries is in compliance with (i) all laws, rules and regulations applicable to it or its properties or operations and (ii) any decree, order or judgment of any governmental authority or arbitrator where such non-compliance could reasonably be expected to result in a Material Adverse Effect. Each German Borrower represents that it acts for its own account within the meaning of section 8 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) for each Loan made or to be made available to a German Borrower hereunder.
     9.21 Labor Matters. Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement as of the Closing Date. Except as set forth on Schedule 9.21, there are no existing or threatened strikes, lockouts or other labor disputes involving the Parent or any of its Subsidiaries that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

     9.22 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.
     9.23 Related Agreements; Post-Closing Structural Steps; etc.
The Parent has heretofore furnished the Administrative Agent true and correct copies of the Related Agreements. As of the Closing Date, all applicable waiting periods, if any, with respect to the Related Transactions will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions. The purchase of the stock of MTC contemplated by the Related Agreements and the other Related Transactions shall be consummated simultaneously with the making of the Bridge Loan and such consummation shall be made in accordance with the terms and conditions of the Related Agreements and shall be in compliance with all applicable laws and regulations. All representations and warranties in the Related Agreements shall be true and correct in all material respects as of the Closing Date.
     (a) The Post-Closing Structural Steps shall be consummated prior to the making of the Term Loans, the initial Parent Revolving Loans and the Initial German Revolving Loan.
     (b) The Post-Closing Structural Steps will comply with all applicable legal and regulatory requirements in all material respects. All necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Parent and its Material Subsidiaries in connection with the Post-Closing Structural Steps will be, prior to consummation of the Post-Closing Structural Steps, duly obtained and will be in full force and effect. As of the date each Post-Closing Structural Step is taken, all applicable waiting periods (if any) with respect thereto will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Post-Closing Structural Steps.
     (c) The consummation of the Post-Closing Structural Steps, and the execution, delivery and performance of any agreements or other contracts related thereto, will not violate any foreign or domestic law or regulation or any order, judgment or decree of any court or governmental body binding on the Parent or any of its Material Subsidiaries or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document to which the Parent or any of its Subsidiaries is a party or by which is bound except where such breach or default could not reasonably be expected to have a Material Adverse Effect.
     9.24 Broker’s Fees, etc. Except for the fee payable to Groton Partners LLC previously disclosed in writing to the Administrative Agent prior to the date hereof, and except for fees owed to the Lenders and the Administrative Agent, none of Parent or its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee or other similar fee in connection with the transactions contemplated hereby or the Related Agreements, including any finder’s, broker’s or investment banker’s fee in connection with the purchase contemplated by the Purchase Agreement and the transactions contemplated hereby and thereby.
     9.25 Foreign Asset Control Regulations, Etc. Neither the Parent nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or (b) knowingly engages or will knowingly engage in any unlicensed dealings or transactions, or be otherwise associated with, any such “blocked person”.
     9.26 Certain Rabbi Trust Payments. To the best knowledge of the Parent, (i) as of the Closing Date, the “Funding Amount” (as defined in the Rabbi Trust Agreement), in respect of the Insurance Policies (as defined in the Rabbi Trust Agreement) would not exceed (if calculated on the Closing Date) $750,000 and (ii) as of the Closing Date, the amount of additional cash contributions (i.e., the amount in addition to the Rabbi Trust Existing Contributions) necessary to fully fund the projected liabilities under the Plans (as defined in the Rabbi Trust Agreement) would not exceed $2,050,000.
     9.27 Distributions, etc. All distributions and other transfers contemplated by Section 10.6, and all other distributions and other transfers made by the Parent and its Subsidiaries, shall be in compliance with all corporate (and other) distribution laws, all capital maintenance laws, and other laws, rules and regulations.
     SECTION 10 AFFIRMATIVE COVENANTS.
     Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated (or Cash Collateralized), the Parent (as to all matters), and each of the other Borrowers as to matters relating to such other Borrower and its Subsidiaries, agree that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
     10.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent and each Lender:
     10.1.1 Annual Report. Promptly when available and in any event within 90 days after the last day of each Fiscal Year: (a) a copy of the annual audit report of the Parent and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Parent and its consolidated Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized national standing selected by the Parent and reasonably acceptable to the Administrative Agent, together with a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Parent and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of the Parent.
     10.1.2 Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter, consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Parent.
     10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Parent, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.14 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Parent’s management setting forth a discussion of the financial condition, changes in financial condition and results of operations of the Parent and its Subsidiaries.
     10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, notice (and if requested by the Administrative Agent or any Lender, copies) of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.
     10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Parent or the Subsidiary affected thereby with respect thereto:
     (a) the occurrence of an Event of Default or an Unmatured Event of Default;
     (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed to the Lenders which has been instituted or, to the knowledge of the Borrowers, is threatened against the Parent or any of its Subsidiaries or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;
     (c) (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan subject to Title IV of ERISA, or (ii) the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan or (iii) the occurrence of any event with respect to any Pension Plan, Foreign Benefit Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or (iv) any material increase in the contingent liability of the Parent or any Subsidiary with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Parent or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent or (vi) any material change in the rate of contributions to any pension schemes referred to in paragraph (d) of Section 10.7 paid or recommended to be paid (whether by scheme actuary or otherwise) or required (by German or European law or otherwise);
     (d) any material cancellation or material adverse change in any insurance maintained by any Loan Party; or
     (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.
     10.1.6 [Reserved]
     10.1.7 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Parent or its Material Subsidiaries by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Parent or any of its Material Subsidiaries.
     10.1.8 Projections. As soon as practicable, and in any event not later than the last Business Day of the first month of each Fiscal Year, financial projections for the Parent and its Subsidiaries for such Fiscal Year (including quarterly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Parent to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Parent on behalf of the Parent to the effect that (a) such projections were prepared by the Parent in good faith, (b) the Parent believes the assumptions contained in such projections are reasonable and (c) such projections have been prepared in accordance with such assumptions.
     10.1.9 Default Notices. Promptly following receipt, copies of any material notices (including notices of default, breach or acceleration) received from any holder of Debt or in connection with any of the Related Transactions.
     10.1.10 Other Information. Promptly from time to time, such other information concerning the Parent or any of its Subsidiaries as any Lender or the Administrative Agent may reasonably request.

     10.2 Books, Records and Inspections. Keep, and cause each Subsidiary of the Parent to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary of the Parent to permit, any Lender or the Administrative Agent or any representative thereof, during reasonable business hours and upon reasonable notice (provided that no notice need be given during the existence of an Event of Default), and no more than three (3) times in the aggregate in any one Fiscal Year so long as no Event of Default or Unmatured Event of Default exists, to inspect the properties and operations of the Parent or any of its Subsidiaries and permit, and cause each Subsidiary of the Parent to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), and no more than three (3) times in the aggregate in any one Fiscal Year so long as no Event of Default or Unmatured Event of Default exists, any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrowers hereby authorize such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Borrowers, photocopy extracts from) any of its books or other records; and permit, and cause each Subsidiary of the Parent to permit, the Administrative Agent and its representatives during reasonable business hours and upon reasonable notice (provided, that no notice need be given during the existence of an Event of Default) and no more than three (3) times in the aggregate in any one Fiscal Year so long as no Event of Default or Unmatured Event of Default exists, to inspect the Inventory and other tangible assets of the Parent and its Subsidiaries, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and other assets of the Parent and its Subsidiaries. All such inspections or audits by the Administrative Agent shall be at the Parent’s expense; provided that so long as no Event of Default or Unmatured Event of Default exists, the Parent shall not be required to reimburse the Administrative Agent for inspections or audits more frequently than once each Fiscal Year.
     10.3 Maintenance of Property; Insurance.
     (a) Keep, and cause each Material Subsidiary of the Parent to keep, all property useful and necessary in the business of the Parent and its Material Subsidiaries in good working order and condition, ordinary wear and tear excepted.
     (b) Maintain, and cause each Subsidiary of the Parent to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. The Parent shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as loss payee with respect to each applicable policy of property or casualty insurance maintained by the Borrower or any of its Domestic Subsidiaries and naming the Administrative Agent and Lenders as an additional insured with respect to each policy of liability insurance, (ii) providing that at least 30 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material adverse modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent (provided, that neither the Administrative Agent nor any Lender shall have any liability for any inadequacy of coverages). The Parent shall cause the execution and delivery to the Administrative Agent of a collateral assignment, in form and substance satisfactory to the Administrative Agent, of each business interruption insurance policy maintained by the Parent and its Domestic Subsidiaries.
     (c) IN THE EVENT OF ANY FAILURE TO MAINTAIN ANY MATERIAL INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT MAY (BUT SHALL HAVE NO OBLIGATION TO), AFTER PROVIDING WRITTEN NOTICE TO THE PARENT OF THE ADMINISTRATIVE AGENT INTENT TO DO SO, PURCHASE INSURANCE AT THE PARENT’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. THE PARENT MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE PARENT HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE PARENT WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE PARENT AND ITS SUBSIDIARIES MAY BE ABLE TO OBTAIN ON THEIR OWN.
     10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary of the Parent to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each Subsidiary of the Parent to ensure, that no person who owns a controlling interest in or otherwise controls the Parent or any Subsidiary of the Parent is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each Subsidiary of the Parent to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each Subsidiary of the Parent to pay, prior to delinquency, all taxes and other governmental charges against it or any of its properties as well as claims of any kind which, if unpaid, could become a Lien on any of its properties; provided that the foregoing shall not require the Parent or any of its Subsidiaries to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any properties, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of property(ies) to satisfy such claim. The Parent and its Subsidiaries shall comply with the provisions of all material agreements binding on the Parent such Subsidiary or its or their properties except where failure to comply could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the immediately preceding sentence, the Parent shall comply with all of its material obligations under the Related Agreements
     10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.5) cause each Subsidiary of the Parent to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).
     10.6 Use of Proceeds. The proceeds of the Bridge Loan shall be (i) used to finance the Related Transactions and related costs and expenses and also costs and expenses relating to the transactions contemplated by this Agreement, (ii) used by the Parent to make a loan in the approximate amount of $7 million loan to BEC BV and BEC BV shall use the proceeds of such loan to pay in full all Debt owed to Maple Bank GmbH, (iii) used to fund the redemption of all preferred stock of MTC, (iv) used to cash collateralize (including without limitation by making a loan to BEC BV who shall use the loan proceeds to so cash collateralize) the letters of credit and bank guaranties of Maple Bank set forth in Schedule 11.1 and (iv) to the extent of any remaining proceeds, to pay for the Specified Integration Expenses and Specified Restructuring Expenses and for other working capital purposes and other general business purposes of the Parent and its Subsidiaries consistent with the other terms and conditions of the Loan Documents. The proceeds of the Initial German Revolving Loan and the Term Loans shall be used by Newco to make a distribution to BEC BV, who shall use (x) that portion of such distribution necessary to repay the approximate loan of $7,000,000 from the Parent to BEC BV referred to in clause (ii) of the immediately preceding sentence for such repayment and the Parent shall use such repayment proceeds towards the repayment of the Bridge Loan and (y) the remaining portion of such distribution to repay a loan not to exceed $15,000,000 from BEC Inc. to BEC BV and BEC Inc. shall distribute such repayment proceeds to Parent who shall use such proceeds towards the repayment of the Bridge Loan. The proceeds of the initial Parent Revolving Loans shall be used by the Parent to pay (in full) any portion of the Bridge Loan not paid pursuant to the provisions of the immediately preceding sentence and for any costs and expenses relating to such borrowings or the borrowings of the Initial German Revolving Loan and the Term Loans that have not been previously paid by the Parent. All proceeds of any Parent Revolving Loans other than the initial Parent Revolving Loans shall be used by the Parent solely for working capital purposes, for Capital Expenditures and for other general business purposes of the Parent and its

Subsidiaries and consistent with the other terms and provisions of the Loan Documents. All German Revolving Loans, other than the Initial German Revolving Loans, shall be used for working capital purposes, for Capital Expenditures and for other general business purposes of the German Opcos and consistent with the other terms and provisions of the Loan Documents. No proceeds of any Loans shall be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
     10.7 Employee Benefit Plans.
     (a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of ERISA and the Code.
     (b) Comply in all material respects with the Multiemployer Pension Plan contribution requirements under any applicable collective bargaining agreement.
     (c) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan subject to Title IV of ERISA or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan subject to Title IV of ERISA that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, (iv) with respect to a Foreign Benefit Plan, permit any noncompliance with applicable foreign law or the incurrence of any liability (other than routine liabilities with respect to the payment of benefits pursuant to such Foreign Benefit Plan), unless the actions or events described in clauses (i), (ii), (iii) and (iv) individually or in the aggregate would not have a Material Adverse Effect.
     (d) Except where any failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each German Borrower shall ensure that all pension schemes maintained or operated by or for the benefits of any member of their group and/or its employees: (i) are maintained and operated in all material respects in accordance with all applicable German and European laws and contracts and their governing provisions; and (ii) are funded substantially in accordance with the governing provisions of the scheme with any funding shortfall advised by actuaries of recognized standing being rectified in accordance with those governing provisions.
     10.8 Environmental Matters. Comply, and cause each of the Parent’s Subsidiaries to comply with all Environmental Laws except for any non-compliance which would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Parent or any of its Subsidiaries or as result of its or their operations, the Parent shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets if and to the extent necessary to comply with all Environmental Laws (subject to the Parent’s and applicable Subsidiary’s right to challenge, appeal and pursue all of its other rights and remedies with respect to the same) except for any such release, threatened release or disposal which would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Without limiting the generality of the foregoing, the Parent shall, and shall cause each applicable Subsidiary to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of the Parent or any of its Subsidiaries of activities in response to the release or threatened release of a Hazardous Substance (subject to the Parent’s and applicable Subsidiary’s right to challenge, appeal and pursue all of its other rights and remedies with respect to the same). The Parent shall, and shall cause its Subsidiaries to, dispose of Hazardous Substances, or of any other wastes generated by them that are required to be disposed of under applicable Environmental Laws at licensed disposal facilities, to be disposed of only at licensed disposal facilities which, to the knowledge of the Parent or such Subsidiary, as applicable, are operating in material compliance with Environmental Laws. Without limiting the foregoing, each of the Parent and its Subsidiaries shall obtain all Environmental Licenses required in connection with its business and shall comply with the terms of all such licenses except where failure to so obtain or so comply could not reasonably be expected to have a Material Adverse Effect.
     10.9 Further Assurances. Take, and cause each Subsidiary of the Parent to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the applicable Obligations are secured as contemplated by the Guaranty and Collateral Agreement (and any other applicable Collateral Document) and guaranteed as contemplated by the Guaranty and Collateral Agreement including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.
     10.10 Certain Deposit Accounts. Unless the Administrative Agent otherwise consents in writing, in order to facilitate the Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the Collateral, maintain, on and after that date which is 90 days after the Closing Date, all principal deposit accounts of the Parent and its Domestic Subsidiaries in the United States with the Administrative Agent; and each German Borrower shall maintain, on and after that date which is 90 days after the Closing Date, a deposit account with the Administrative Agent or an Affiliate of the Administrative Agent.
     10.11 Interest Rate Protection. Cause Newco to enter into, not later than 90 days after the Closing Date, a Hedging Agreement with a term of at least three years on an ISDA standard form with one or more Lenders or Affiliates thereof or with counterparties reasonably acceptable to the Administrative Agent to hedge the interest rate with respect to not less than 30% of the principal amount of the Term Loans in form and substance reasonably satisfactory to the Administrative Agent. The obligations of Newco to any Lenders or Affiliates thereof under any such Hedging Agreement shall be part of the Obligations and guaranteed and secured under the Guaranty and Collateral Agreement.
     10.12 Organschaft. The Organschaft will be entered into by June 30, 2007.
     10.13 Delivery of German Pledge Agreements and Netherlands Pledge Agreements. Cause the German Pledge Agreements and the Netherlands Pledge Agreements to be executed and delivered (in form reasonably satisfactory to the Administrative Agent) by that date which is the earlier of (i) 15 days after the Closing Date and (ii) the Permanent Loan Commencement Date.
     10.14 Change of Name. Newco shall change its name to Baldwin Germany Holding GmbH by March 31, 2007 and shall notify the Administrative Agent of such change within 5 Business Days after such change.
     SECTION 11 NEGATIVE COVENANTS
     Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated (or Cash Collateralized), the Parent (as to all matters) and the other Borrowers (as to matters relating to such Borrower and its Subsidiaries) agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
     11.1 Debt. Not, and not permit any Subsidiary of the Parent to, create, incur, assume or suffer to exist any Debt, except:
          (a) Obligations under this Agreement and the other Loan Documents;
          (b) Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $2,500,000 (computed for any such Debt incurred in Euros based on the Euro Currency Equivalent amount in Dollars);
          (c) Debt of the Parent owed to any Domestic Subsidiary or Debt of any Domestic Subsidiary owed to the Parent or to another Domestic Subsidiary; provided that such Debt shall be subordinated to the Obligations to the extent set forth in the Guaranty and Collateral Agreement;
     (d) (i) the intercompany loans described in clause (ii) of the first sentence of Section 10.6; (ii) (aa) Debt of any Foreign Subsidiary that is a Material Subsidiary owed to the Parent or any Material Subsidiary and (bb) any Debt of the Parent or any Domestic Subsidiary owed to any Foreign Subsidiary that is a Material Subsidiary, provided, that (1) no Debt described in subclause (aa) of this clause (ii) shall be created at a time when an Event of Default exists or if an Event of Default would result therefrom, and (2) in the case of Debt described in subclause (bb) of this clause (ii), such Debt shall be subordinated to the extent set forth in the Guaranty and Collateral Agreement; (iii) (aa) Debt of any Foreign Subsidiary that is not a Material Subsidiary owed to the Parent or any Material Subsidiary and any (bb) Debt of the Parent or any Domestic Subsidiary owed to any Foreign Subsidiary that is not a Material Subsidiary provided that (1) no such Debt described in subclause (aa) of this clause (iii) shall be created at a time when an Event of Default exists or if an Event of Default would result therefrom, (2) the sum of the aggregate outstanding principal of all Debt under this clause (iii) plus all capital contributions under clause (iii) of Section 11.11(a) shall not exceed (at any one time existing) $5 million (in the aggregate) and (3) the sum of the aggregate principal of all Debt under this clause (iii) created in any Fiscal

Year plus all capital contributions made in such Fiscal Year under clause (iii) of Section 11.11(a) shall not exceed $2 million (in the aggregate) and (4) to the extent such Debt is owed to the Parent or any Domestic Subsidiary, such Debt shall be subordinated to the extent set forth in the Guaranty and Collateral Agreement; (for the avoidance of doubt, any intercompany Debt covered by Section 11.1(f) below shall not be part of the Debt covered by the preceding clauses (ii) and (iii) of this Section 11.1(d) and (iv) Debt of a Subsidiary that is not a Material Subsidiary to another Subsidiary that is also not a Material Subsidiary;
     (e) Hedging Obligations incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;
     (f) Debt (existing as of the Closing Date) described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased and the terms of any such refinancing or modification to such Debt shall not be materially adverse to the interests of the Parent or its Subsidiaries or the Lenders and shall not violate or conflict with the terms and provisions of the Loan Documents and provided, further, that any such Debt among the Parent and any of its Subsidiaries or among the Parent Subsidiaries shall not be extended, renewed or refinanced with a third party Lender (i.e., it will remain “intercompany” Debt);
     (g) the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the Bridge Loan);
     (h) Contingent Liabilities (i) arising under the indemnification obligations of the Parent under the Related Agreements, (ii) arising with respect to customary indemnification obligations in favor of (aa) sellers in connection with Acquisitions permitted under Section 11.5 and (bb) purchasers in connection with dispositions permitted under Section 11.5;
     (i) reimbursement obligations with respect to letters of credit (other than the Letters of Credit) and bank guaranties issued in the ordinary course of business, and Debt for borrowed money, provided, that (a) such reimbursement obligations and Debt for borrowed money are unsecured, and (b) the aggregate sum of (i) the aggregate sum of the outstanding amounts of such letters of credit and bank guaranties and of any letters of credit and bank guaranties consisting of Debt permitted under Section 11.1(f), (ii) the aggregate sum of any outstanding reimbursement obligations with respect any amounts drawn on such letters of credit and bank guaranties and drawn on any letters of credit and bank guaranties consisting of Debt permitted under Section 11.1(f) and (iii) the aggregate amount of such Debt for borrowed money shall not exceed, at any one time outstanding Euros 5,000,000.
     (j) unsecured Debt of the Japanese Subsidiaries not exceeding the Dollar Equivalent (at any one time outstanding) of 520,000,000 Yen and
     (k) unsecured Debt under guaranties by the Parent permitted under Sections 11.1(b), 11.1(e), 11.1(h) and 11.1(i).

     11.2 Liens. Not, and not permit any Subsidiary of the Parent to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
     (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;
     (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;
     (c) Liens described on Schedule 11.2 as of the Closing Date and covering the respective property listed on Schedule 11.2;
     (d) subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;
     (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $500,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
     (f) (i) zoning, easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party and (ii) licenses, sublicenses, leases or subleases (but excluding any sale-leaseback transaction) granted to third Persons in the ordinary course of business of the Parent and its Subsidiaries and not interfering in any material respect with the business of the Parent or any of its Subsidiaries;
     (g) Liens arising under the Loan Documents;

     (h) Liens arising from the precautionary UCC financing statements filed under any Operating Lease;
     (i) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where any Loan Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
     (j) any Lien consisting of any interest or title of a licensor, sublicensor, lessor or sublessor (excluding sale-leaseback transactions) in the property covered by any license or lease agreement entered into by any Loan Party in the ordinary course of business and not prohibited hereunder provided that any such Lien attaches solely to the relevant property so licensed, sublicensed, leased or subleased; and
     (k) the replacement, extension or renewal of any Lien permitted by clauses (c) or (d) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof and without, in the case of clause (d), exceeding the amount limitation in Section 11.1(b)).
     11.3 [Reserved].
     11.4 Restricted Payments. Not, and not permit any Subsidiary of the Parent to, (a) make any dividend or other distribution to (or return of capital to) any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders (direct or indirect) or any Affiliate thereof, except for the payment of management fees by any Subsidiary to the Parent or (d) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions (either directly or through concurrent upstream distributions) to the Parent or to a Domestic Subsidiary that is a Full Pledging Guarantor, (ii) any Subsidiary of the Parent may pay dividends or make other distributions to another Subsidiary the proceeds of which are used to make (or make any permitted payment of) a loan representing Debt permitted by Sections 11.1(c) or 11.1(d) or a capital contribution permitted by Sections 11.11(a), (iii) the distributions described in the second sentence of Section 10.6 as part of the Post-Closing Structural Steps, and (iv) distributions by any Subsidiary of the Parent to a Subsidiary that directly or indirectly owns such distributing Subsidiary the proceeds of which are used to pay consolidated taxes or franchise fees, accounting and legal expenses and similar operating expenses.
     11.5 Mergers, Consolidations, Sales. Not, and not permit any Subsidiary of the Parent to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person (or otherwise engage in any Acquisition), or (b) sell, transfer, convey, lease (except leases permitted under Section 11.2(f)) or otherwise dispose of all or any substantial part of its assets or Capital Securities (excluding the sale or issuance of the Capital Securities of the Parent as long such issuance does not result in a Change of Control or other Event of Default or Unmatured Event of Default, but including the sale or issuance of

Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, the disposition of obsolete, uneconomic or worn-out equipment or the trade-in of equipment for equipment of equal or better value provided that such disposition or trade-in is in the ordinary course of business or the disposition or discount by any Japanese Subsidiary of a note (payable to it) in the ordinary course of business; except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Parent or into any Domestic Subsidiary that is a Full Pledging Guarantor; (ii) any such purchase or other acquisition by the Parent or any Domestic Subsidiary that is a Full Pledging Guarantor of the assets or Capital Securities of any Wholly-Owned Subsidiary and all such transferred assets are pledged under the Guaranty and Collateral Agreement for the Obligations of such Full Pledging Guarantor; (iii) the Parent or its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction; (iv) the Post-Closing Structural Steps may be consummated; (v) as long as no Event of Default or Unmatured Event of Default then exists or will arise therefrom, the stock or assets of Oxy-Dry Foods Blends, Inc. may be sold in an arms-length transaction provided, that the Net Cash Proceeds of such sale are applied pursuant to Section 6.2.2(a)(i) (and the $500,000 “deductible” provided for in Section 6.2.2(a)(i) shall not apply (i.e., the full amount of the Net Cash Proceeds shall be applied)); (vi) as long as no Event of Default or Unmatured Event of Default then exists or will arise therefrom, the sale of other assets to Persons other than Affiliates at arms length terms provided that the Net Cash Proceeds thereof do not exceed (in the aggregate) $2,000,000 in any Fiscal Year and the Net Cash Proceeds are applied pursuant to Section 6.2.2 to the extent required thereunder; and (vii) any Acquisition by the Parent or any Material Subsidiary where:
          (A) the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Parent and its Subsidiaries on the Closing Date or a business reasonably related thereto;
          (B) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;
          (C) the sum of the aggregate consideration to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with all Acquisitions under this clause (vii) plus all Investments under Section 11.11(j) shall not exceed $5,000,000;
          (D) immediately after giving effect to such Acquisition, the Parent and its Subsidiaries are in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.14;
          (E) in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;
          (F) reasonably prior to such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired;
          (G) not less than ten Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Parent’s calculation of pro forma EBITDA relating thereto;
          (H) the Administrative Agent and Required Lenders shall have approved the Parent’s computation of pro forma EBITDA;
          (I) the Parent or the applicable acquiring Subsidiary shall use reasonable best efforts to obtain consents in favor of the Administrative Agent and the Lenders to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Loan Parties and (if delivered to the Loan Party) the selling party in favor of the Administrative Agent and the Lenders have been delivered;
          (J) the provisions of Section 10.10 have been satisfied or will be satisfied within 60 days of the date of the closing of the Acquisition;
          (K) all required actions under the Guaranty and Collateral Agreement (and any other applicable Collateral Document) will be satisfied simultaneously with the closing of such Acquisition;
          (L) if the Acquisition is structured as a merger, the Parent or a Wholly-Owned Subsidiary is the surviving entity; and
          (M) the Required Lenders shall approve of any material contingent liabilities (including any environmental), if any, of the target company or relating to the purchased assets.
     11.6 Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of the Parent or any Subsidiary of the Parent to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders or the Administrative Agent; not change, or allow any Loan Party to change, its jurisdiction of formation or its organizational form provided that any amendments, modifications or changes contemplated by the Post-Closing Structural Steps are expressly permitted hereunder.
     11.7 Transactions with Affiliates. Not, and not permit any Subsidiary of the Parent to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract (or modification thereof) with any of its other Affiliates unless in the ordinary course of business and on terms which are no less favorable, in all material respects, to the Parent or its Subsidiaries, as the case may be, than are obtainable from any Person which is not one of its

Affiliates and such transaction, arrangement or contract (or modification) could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 11.7 shall prohibit the Parent, any other Borrower or any other Subsidiaries from engaging in the following transactions: (i) subject to the proviso at the end of this Section 11.7, the performance of the Parent’s, another Borrower’s or any other Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter, in each case entered into in the ordinary course of business, (ii) subject to the proviso at the end of this Section 11.7, the payment of compensation to employees, officers, managers, members, directors (other than the payment of directors’ fees to directors that are employees of any Loan Party or any of their consultants, in each case in the ordinary course of business); (iii) subject to the proviso at the end of this Section 11.7, the maintenance of benefit programs or arrangements for employees, officers, managers, members or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans; in each case in the ordinary course of business; (iv) any transaction with an Affiliate expressly permitted under Section 11.1, Section 11.2, Section 11.3, Section 11.4, Section 11.5, or Section 11.11; (v) the payment of management fees to the Parent; (vi) the taking of and consummation of the Post-Closing Structural Steps; (vii) any payments of royalties to the Parent; and (viii) Rabbi Trust Permitted Payments; provided, further, that any compensation paid or payable to executive officers of the Parent or its Subsidiaries shall be approved by the Board of Directors of the Parent.
     11.8 [Intentionally Omitted]
     11.9 Inconsistent Agreements, etc. Not, and not permit any Subsidiary of the Parent to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing hereunder or issuance of any Letter of Credit, or by the performance by the Parent or any of its Subsidiaries of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Parent or any of its Subsidiaries from granting to the Administrative Agent and the Lenders, a Lien on any of its assets (whether or not such Lien is now required or granted under the Loan Documents) or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Parent to (i) pay dividends or make other distributions to the Parent or any other Subsidiary, or pay any Debt owed to the Parent or any other Subsidiary, (ii) make loans or advances to the Parent or any of its Subsidiaries or (iii) transfer any of its assets or properties to the Parent or any of its Subsidiaries, other than (A) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (B) customary provisions in leases and other contracts restricting the assignment thereof.
     11.10 Business Activities; Issuance of Equity. Not, and not permit any Subsidiary of the Parent to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related or incidental thereto. Not, and not permit any Subsidiary of the Parent to, issue any Capital Securities other than (a) any issuance of shares of the Parent’s Capital Securities provided such issuance does not result in a Change of Control or other Event of Default or Unmatured Event of Default or (b) any issuance by a Subsidiary to the Parent or another Subsidiary expressly permitted under Section 11.5.
     11.11 Investments. Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:
     (a) (i) capital contributions (made either directly or through concurrent downstream contributions) by the Parent or any Subsidiary to any Full Pledging Guarantor, (ii) capital contributions by the Parent or any Subsidiary of the Parent to any Foreign Subsidiary that is a Material Subsidiary (made either directly or through concurrent downstream contributions) provided that no such capital contribution under this clause (ii) shall be made at a time when an Event of Default exists or if an Event of Default would result therefrom, and (iii) capital contributions by the Parent or any Subsidiary of the Parent to any Foreign Subsidiary that is not a Material Subsidiary (made either directly or through concurrent downstream contributions) provided, that (aa) no such capital contribution under this clause (iii) shall be made at a time when an Event of Default exists or if an Event of Default would result therefrom, (bb) the sum of the aggregate amount of all capital contributions made under this clause (iii) plus the outstanding principal of all Debt under clause (iii) of Section 11.1(d) shall not exceed (at any one time existing) $5,000,000 (in the aggregate) and (cc) the sum of the aggregate amount of all capital contributions made under this clause (iii) in any Fiscal Year plus the outstanding principal of all Debt under clause (iii) of Section 11.1(d) created in such Fiscal Year shall not exceed $2,000,000 (in the aggregate); (for the avoidance of doubt, any capital contributions covered by Section 11.11(i) below shall not be part of the capital contributions covered by the preceding clauses (ii) and (iii) of this Section 11.11(a);
     (b) Investments constituting Debt permitted by Section 11.1;
     (c) Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;
     (d) Cash Equivalent Investments;
     (e) bank deposits in the ordinary course of business, provided that Section 10.10 is complied with (to the extent applicable);
     (f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
     (g) Investments (subject to the limitation of Section 11.5(vii)(C)) to consummate (i.e., used to pay the purchase price for) Acquisitions permitted by Section 11.5;
     (h) Investments contemplated by the Post-Closing Structural Steps;

     (i) Investments listed on Schedule 11.11 as of the Closing Date; and
     (j) other Investments not consisting of capital contributions to Subsidiaries and not consisting of Investments to consummate Acquisitions permitted under Section 11.5 provided that (aa) the sum of all such Investments under this Section 11.11(j) plus the aggregate consideration referred to in clause (C) of Section 11.5(vii) and paid by the Loan Parties shall not exceed $5,000,000, (bb) no Event of Default or Unmatured Event of Default shall exist at the time or shall result from such Investment under this Section 11.11(j), (cc) the Loan Party making the Investment under this clause (j) shall not incur any material liabilities as a result thereof and (dd) all required actions under the Guaranty and Collateral Agreement (and any other applicable Collateral Document) will be satisfied in connection with such Investment.
; provided that any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.
     11.12 Restriction of Amendments to Certain Documents. Not materially amend or otherwise materially modify, or waive any material rights under, the Related Agreements (without limiting what is otherwise material, any amendment, modification or other waiver which is adverse to the interests of the Lenders or the Administrative Agent shall be deemed material).
     11.13 Fiscal Year. Not change Parent’s Fiscal Year. 11.14 Financial Covenants.
     11.14.1 EBITDA. Not Permit EBITDA for (i) each of the Computation Periods ending December 31, 2006 and March 31, 2007 to be less than $10,000,000, (ii) each of the Computation Periods ending June 30, 2007 and September 30, 2007 to be less than $11,000,000 and (iii) any Computation Period ending on or after December 31, 2007 to be less than $12,000,000.
     11.14.2 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period, commencing with the Computation Period ending December 31, 2006, to be less than 1.25 to 1.0.
     11.14.3 Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period, commencing with the Computation Period ending December 31, 2006, to exceed the applicable ratio set forth below for such Computation Period:

Total Debt to
Computation Period	EBITDA Ratio
Any Computation Period ending on or after December 31, 2006 and on or before March 31, 2009	3.50 to 1.0

Any Computation Period ending on or after June 30, 2009	3.00 to 1.0
     11.14.4 [Intentionally Omitted]
     11.15 Cancellation of Debt.
 Not, and not permit any Subsidiary of the Parent to, cancel any claim or debt owing to it by the Parent or any Subsidiary, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims (if an Event of Default does not then exist) not to exceed $100,000 in any Fiscal Year. In addition, any material management or licensing arrangements and fees between the Parent and its Subsidiaries shall be maintained in all material respects.
     11.16 Holding Company Activities.
 The Holding Companies shall only engage in the activities permitted under Section 5.11 of the Guaranty and Collateral Agreement.
     11.17 Payments on the Rabbi Trust. Not, and not permit any Subsidiary to, make any payment, contribution or other transfer of monies or other properties to the Rabbi Trust other than (i) the Rabbi Trust Existing Contributions and (ii) the Rabbi Trust Permitted Payments.
     SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
     The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:
     12.1 Bridge Loan. The obligation of the Bridge Lender to make the Bridge Loan is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated (it being understood and agreed that the Debt set forth in Schedule 11.1 may remain outstanding) and (b) the Administrative Agent shall have received (i) evidence, reasonably satisfactory to the Administrative Agent, that the Parent has consummated, simultaneously with the making of the Bridge Loan, the Related Transactions in accordance with the terms of the Related Agreements (without any material amendment thereto or material waiver thereunder, or change to the disclosure schedules thereto, unless consented thereto by the Administrative Agent) and (ii) all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Bridge Lender is called the “Closing Date”):
     12.1.1 Bridge Loan Note. The Bridge Loan Note.
     12.1.2 Authorization Documents. (i) For each of the Parent and its Material Subsidiaries, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority to the extent available in any relevant jurisdiction; (b) good standing certificates (except for Baldwin U.K. Holding Limited and Acrotec UK Ltd.) in its jurisdiction of incorporation (or formation) and in each other jurisdiction requested by the Administrative Agent in which such Person is registered as a foreign qualified entity to the extent available in any relevant jurisdiction; and (c) bylaws (or similar governing document) (without limiting the generality of the foregoing, with respect to each German Borrower the following constitutional documents shall be delivered: a certified copy of its articles of association (Satzung) and an up-to-date certified extract from the commercial register (Handelsregister) as at a date no earlier than 15 days prior to the date of this Agreement); and (ii) solely with respect to the Parent and those Material Subsidiaries executing any Loan Document, (x) resolutions of its board of directors or any supervisory board (or similar governing body), and (to the extent necessary) any shareholders’ meeting, approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (y) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
     12.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents, governmental approvals and powers of attorney (if any) required for the execution, delivery and performance by the Parent and its applicable Subsidiaries of the documents referred to in this Section 12.
     12.1.4 Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.
     12.1.5 Guaranty and Collateral Agreement and Other Collateral Documents. (i) A counterpart of the Guaranty and Collateral Agreement executed by each Borrower, each Domestic Subsidiary and BEC BV, together with all instruments, transfer powers and other items required to be delivered in connection therewith and (ii) original counterparts of the Foreign Pledge Agreements not consisting of the German Pledge Agreements or the Netherlands Pledge Agreements along with such documents and other items required to be delivered in connection therewith.
     12.1.6 Perfection Certificate. A Perfection Certificate completed and executed by the Parent.

     12.1.7 Collateral Access Agreements. A Collateral Access Agreement with respect to each leased location for which the Administrative Agent requires such an agreement.
     12.1.8 [Reserved]
     12.1.9 [Reserved].
     12.1.10 Opinions of Counsel. Opinions of counsel for the Borrowers and the Domestic Subsidiaries of the Parent, including local counsel reasonably requested by the Administrative Agent with respect to the Loan Documents and transactions thereunder, and all opinions issued pursuant to the Related Transactions with reliance language acceptable to the Administrative Agent.
     12.1.11 Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as a lender’s loss payee and an additional insured on the Parent’s and the Domestic Subsidiaries’ related insurance policies in the United States. A collateral assignment (to the Administrative Agent) of business interruption insurance policies shall also be required.
     12.1.12 Copies of Documents. (i) Copies of the Related Agreements certified by the secretary or assistant secretary (or similar officer) of the Parent as being true, accurate and complete and (ii) copies of any material agreements or other material contracts requested by the Administrative Agent.
     12.1.13 Payment of Fees. Evidence of payment by the Parent of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date.
     12.1.14 Solvency Certificate. A Solvency Certificate executed by a Senior Officer of the Parent on behalf of the Parent.
     12.1.15 Pro Forma. A consolidated pro forma unaudited balance sheet of the Parent and its Subsidiaries (based on the September 30, 2006 financial statements) adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby as if such transactions had occurred on such date, consistent in all material respects with the sources and uses of cash as previously described to the Administrative Agent and Lenders and the forecasts previously provided to the Lenders.
     12.1.16 [Intentionally Omitted].
     12.1.17 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date no more than 30 days prior to the Closing Date, listing all effective financing statements which name the Parent or any of its Subsidiaries (under their present names and any previous names and including, for the avoidance of doubt, MTC and its Subsidiaries) as debtors, together with (a) copies of such financing statements, and (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform

Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (c) such other Uniform Commercial Code termination statements and other releases as the Administrative Agent may reasonably request to reflect the release of any other liens that are not Permitted Liens. Without limiting the generality of the foregoing, there shall be delivered, for each German Borrower, a copy of an executed release agreement evidencing that all Liens on any of their assets not consisting of Permitted Liens will be released prior to or simultaneously with the making of the Bridge Loan. Copies of such tax and judgment lien searches as shall be required by the Administrative Agent shall also be required.
     12.1.18 Filings, Registrations and Recordings. The Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording; and such other steps shall be taken as shall be necessary to properly perfect (and establish the priority of) the Liens under the Collateral Documents
     12.1.19 Financial Statements. All of the financial statements referred to in Section 9.4, and all projections required by the Lenders, shall have been delivered to the Administrative Agent (for delivery to the Lenders).
     12.1.20 Closing Certificate, Consents and Permits. A certificate executed by an officer of the Parent on behalf of the Parent certifying (a) the matters set forth in Section 12.2.1 as of the Closing Date, (b) that the trailing EBITDA of the Parent and its Subsidiaries on a trailing twelve-month basis (assuming the Related Transactions have been consummated) for the twelve months ending September 30, 2006 is at least $10.0 million, (c) that the Total Debt to EBITDA Ratio as of the Closing Date (assuming the Bridge Loan has been made and the Related Transactions have been consummated and using the EBITDA for the twelve months ending September 30, 2006) is 3.50 to 1.00 or less, (d) that there has been no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of (i) Parent and its Subsidiaries (including without limitation MTC and its Subsidiaries) taken as a whole since September 30, 2006, and (ii) the Parent and its Subsidiaries (not taking into account MTC and its Subsidiaries) taken as a whole since September 30, 2006, (e) that the Parent and its Subsidiaries shall have no Debt, as of the Closing Date, other than the Bridge Loan and Debt permitted under Section 11.1, (f) the occurrence of the closing of the Related Transactions and that such closing has been consummated in accordance with the terms of the Related Agreements without any material amendment or waiver thereof, or any change to the disclosure schedules thereto, which has not been approved in writing by the Administrative Agent, together with evidence that (i) all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Parent (or its Subsidiaries) in connection with the Related Transactions, the Loans or the continuing operations of the Parent and its Subsidiaries have been duly obtained and are in full force and effect and (ii) all material permits necessary for the operation of any business(es) of the Parent and its Subsidiaries (including those acquired in connection with the Related Transactions) have been obtained, and (g) that the costs and expenses of the Related Transactions and the closing of the Bridge Loan and the initial Permanent Loans shall not exceed $3,250,000.
     12.1.21 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.
     12.2 Conditions.The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:
     12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing of any Loan and the issuance of any Letter of Credit, the following statements shall be true and correct:
     (a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects (or if the applicable representation or warranty is not qualified by a materiality qualifier, true and correct in all material respects) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all respects (or if the applicable representation or warranty is not qualified by a materiality qualifier, true and correct in all material respects) as of such earlier date); and
     (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.
     12.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the applicable Borrower (or the Parent as representative of the applicable Borrower) as to the matters set out in Section 12.2.1; provided, that it is understood and agreed, that, regardless of whether such a certificate is requested, each request by any Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit.
     12.3 Additional Conditions to Term Loans, Initial German Revolving Loan, and the Initial Parent Revolving Loans. In addition to, and not in limitation of, all other applicable conditions, the making of the Term Loans, the Initial German Revolving Loan and the initial Parent Revolving Loan is subject to the following additional conditions:
     12.3.1 Post-Closing Structural Steps. The Post-Closing Structural Steps shall be completed prior to, or simultaneously with, the making of such Loans.
     12.3.2 Bridge Loan. (a) The Bridge Loan shall be paid in full with the use of the proceeds of such Loans in accordance with the requirements of this Agreement and (b) and the

Parent shall pay to the Issuing Lender all unpaid fees accrued on the Initial Letters of Credit from the Closing Date until the Permanent Loan Commencement Date.
     12.3.3 Permanent Loans Notes. The Permanent Loans Notes shall be executed and delivered by the Borrowers.
     12.3.4 Additional Fees and Expenses. Any additional fees and any additional amounts of Attorneys Costs, associated with such Loans or the making thereof (or otherwise incurred in connection herewith), shall be paid by the Parent.
     12.3.5 Authorizing Resolutions; Legal Opinion. Delivery of such (i) authorizing resolutions and other corporate/company documentation regarding the Permanent Loans Notes and (ii) legal opinions as to the Permanent Loans Notes and the German Pledge Agreements (including, if requested, as to the confirmation agreements contemplated by the German Pledge Agreements in connection with the change in ownership of the German Borrowers as a result of the Post-Closing Structural Steps), in each case as shall be reasonably required by the Administrative Agent.
     12.3.6 Notice. The Parent shall provide to the Administrative Agent at least four Business Days prior written notice of the proposed date of the funding of such Loans.
     12.3.7 Confirmations. (a) If the Term Loans are made in Euros, any confirmation required by the Administrative Agent pursuant to Section 6.4.2 is executed and delivered and (b) any confirmation agreements contemplated by the German Pledge Agreements in connection with the change in ownership of the German Borrowers as a result of the Post-Closing Structural Steps are executed and delivered.
     12.3.8 Timing. Such Loans must be made on or prior to December 29, 2006.
     12.4 Additional Conditions to Issuance of Letters of Credit. In addition to, and not in limitation of, any other conditions to the issuance of any Letter of Credit, the Issuing Lender shall not be under any obligation to issue (or amend) any Letter of Credit if:
     (i) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing (or amending) such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance (or amendment) of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Lender in good faith deems material to it;
     (ii) the issuance (or amendment) of such Letter of Credit would violate (A) any laws, rules or regulations or (B) one or more policies of the Issuing Lender, provided that such policies have been adopted in good faith;
     (iii) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (iv) a default of any Lender’s obligations to fund under Section 2.3.4 exists or any Lender which has a Revolving Credit Commitment has failed to fund any portion of any participations in connection with any Letter of Credit required to be funded by it hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the applicable Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.
     SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.
     13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
     13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Parent or any of its Subsidiaries hereunder or under any other Loan Document.
     13.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Parent or any of its Subsidiaries in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $1,000,000 and such default shall (a) consist of the failure to pay such Debt when due (after the expiration of any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity but excluding mandatory prepayments by reason of casualty or condemnation.
     13.1.3 [Intentionally Omitted]
     13.1.4 Bankruptcy, Insolvency, etc. The Parent or any of its Material Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Parent or any of its Material Subsidiaries applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Parent or any of its Material Subsidiaries or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Parent or any of its Material Subsidiaries or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Parent or any of its Material Subsidiaries, and if such case or proceeding is not commenced by the Parent or any of its Material Subsidiaries, it is consented to or acquiesced in by the Parent or any of its Material Subsidiaries, or remains for 60 days undismissed; or the Parent or any of its Material Subsidiaries takes any action to authorize, or in furtherance of, any of the foregoing. Without limiting the generality of the foregoing, it shall be an Event of Default if a German Borrower (i) becomes insolvent or (ii) a German Borrower’s insolvency is imminent or (iii) a German Borrower is over-indebted, respectively, each in accordance with sections 17, 18 or 19 of the German Insolvency Code (Insolvenzordnung), or (iv) an application for the opening of insolvency proceedings over a Borrower’s assets has been made or (v) similar proceedings in any other jurisdiction have been opened unless any application for the opening of insolvency proceedings or similar proceedings is frivolous or vexatious (rechtsmißbräuchlich oder offensichtlich unbegründet) and is discharged or dismissed within 14 days of its submission to the court.
     13.1.5 Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.5, 10.3(b) (unless such failure is of a non-material nature in which case such failure shall be covered by clause (c) below), 10.5, 10.6, or 10.11, or Section 11; (b) failure of any Loan Party to comply with any provisions of the Agent Fee Letter (and not constituting an Event of Default under any other provision of this Section 13 above) and the continuance of such failure described in this clause (b) for 20 days after the earlier to occur of (i) any Lender or the Administrative Agent providing notice of such failure or (ii) any Senior Officer of the Parent or any of its Subsidiaries becoming aware of such failure or (c) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (c) for 30 days after the earlier to occur of (i) any Lender or the Administrative Agent providing notice of such failure or (ii) any Senior Officer or the Parent or any of its Material Subsidiaries becoming aware of such failure.
     13.1.6 Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
     13.1.7 Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan that is subject to Title IV of ERISA if as a result of such termination the Parent or any member of the Controlled Group could reasonably be expected to be required to make a contribution to such Pension Plan; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan; or (e) with respect to any Foreign Benefit Plan or German pension scheme (as described in Section 10.7(d)), noncompliance with applicable foreign law or the incurrence of any liability (excluding claims for benefits that are funded pursuant to the terms of such plan or scheme), to the extent that the foregoing in clauses (a), (b), (c), (d) or (e), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     13.1.8 Judgments. Any judgments which individually or in the aggregate exceed $500,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.
     13.1.9 Invalidity of Loan Documents, etc. Any Loan Document (or any Lien granted thereunder), or any subordination provisions in favor of the Administrative Agent or the Lenders, shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Loan Document (or any such Lien) or any such subordination provisions.
     13.1.10 [Intentionally Omitted]
     13.1.11 Change of Control. A Change of Control shall occur.
     13.1.12 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.
     13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Parent and other applicable Borrowers shall become immediately obligated to Cash Collateralize all Letters of Credit then outstanding, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments (if they have not theretofore terminated) to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder or any other Loan Document to be due and payable and/or demand that the Parent and other applicable Borrowers immediately Cash Collateralize all or any outstanding Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Parent and other applicable Borrowers shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), in each case as so declared and demanded, all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Parent of any such declaration, or demand, but failure to do so shall not impair the effect of such declaration or demand. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations (with respect to which the Person delivering such cash collateral is liable for) arising in connection with any drawing under a Letters of Credit then outstanding. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations (with respect to which the Person delivering such cash collateral is liable for) hereunder and any excess shall be delivered to the Borrowers or as a court of competent jurisdiction may elect.
     SECTION 14 THE AGENT.
     14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     14.2 Issuing Lender. The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.
     14.3 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in such selection.
     14.4 Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Parent or any of its Subsidiaries or Affiliates.
     14.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Parent or the other Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     14.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender, the Parent or another Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the applicable Lenders.
     14.7 Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Parent and its Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Parent or its Subsidiaries which may come into the possession of the Administrative Agent.
     14.8 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined) and any costs, expenses and indemnities owed to the Administrative Agent under Section 15.5 or other applicable provisions of the Loan Documents; provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities (or such costs, expenses and indemnities) to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers . The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.
     14.9 Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Parent or its Subsidiaries or other Affiliates (including information that may be subject to confidentiality obligations in favor of the Parent, its Subsidiaries or such Affiliates) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.
     14.10 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Parent (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, the Parent, and the other Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     14.11 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Borrowers hereunder and the other Loan Documents and the expiration or termination of all Letters of Credit; (ii) with respect to property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) with respect to particular collateral under the Collateral Documents if all Obligations which such collateral secures have been paid in full in full and all Commitments relating to such Obligations have terminated and all Letters of Credit relating to such Obligations have expired or terminated; or (iv) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or (d)(iii) (it being understood that the Administrative Agent may conclusively rely on a certificate from any Borrower in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11. Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.
     14.12 Administrative Agent as German law security agent (Sicherheitentreuhänder). Except as expressly provided in this Section 14.1 above, and without limiting or affecting the Parallel Debt as defined in the Guaranty and Collateral Agreement, each Lender appoints the Administrative Agent to act as a German law security agent (Sicherheitentreuhänder) in connection with the German law governed Foreign Pledge Agreements and any other German law governed security document, if any, and the Administrative Agent agrees, in its capacity as German security agent, to hold all collateral governed by German law for the benefit of the Lenders as security for the obligations secured by such Foreign Pledge Agreements and other German law governed security documents. This shall not affect or limit the Parallel Debt nor the applicability of the provisions of this Agreement with respect to any security document which is expressed to be or is construed to be governed by any law other than the laws of the State of New York or any security arising under any such security document. The protective provisions of Section 14 shall benefit the Administrative Agent in its role as such German law security agent.
     14.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.17.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     14.14 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     SECTION 15 GENERAL.
     15.1 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments required under Section 6.2.2) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan or any reimbursement obligation relating to the Letters of Credit, the rate of interest on any Loan or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d)

release the Parent, any Borrower, or any other material Subsidiary, from its obligations under the Guaranty and Collateral Agreement, release all or any substantial part of the collateral granted under the Collateral Documents, change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Sections 6.2.2 or 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Term Loans affected thereby. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.
     15.2 Confirmations. The Borrowers and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
     15.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given five Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received (or when delivery is refused). For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of any Borrower, and the Borrowers shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.
     15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Parent or any other Borrower notifies the Administrative Agent that the Parent wishes to amend any covenant in Sections 10 or 11.14 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Parent and the other Borrowers that the Required Lenders wish to amend Sections 10 or 11.14 (or any related definition) for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Parent and the Required Lenders.

     15.5 Costs, Expenses and Taxes. The Parent as to all costs and expenses set forth below, Newco (with respect to Newco’s share of the costs and expenses set forth below) and the German Opcos (jointly and severally with respect to the German Opcos’ share of the costs and expenses set forth below) each agree to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Administrative Agent and each Lender in connection with the collection of the Obligations or the other enforcement of this Agreement or the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. (Without limiting the generality of the foregoing, the Parent agrees to pay for the costs of any environmental studies, required by any potential lender as part of the syndication of the Permanent Loans.). The Administrative Agent acting it is good faith discretion shall have the right to determine what the share of Newco and the German Opcos shall be under the first sentence of this Section 15.5 (for the avoidance of doubt, the Parent shall be liable for all costs and expenses referred to in such first sentence and the Administrative Agent and (to the extent applicable) the Lenders shall have the right to enforce such first sentence against the Parent prior to enforcing it against the other Borrowers or vice-versa or may enforce against all of them simultaneously). In addition, the Borrowers agree to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Parent’s auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
     15.6 Assignments; Participations.
     15.6.1 Assignments.
     (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, the Issuing Lender (for an assignment of the Revolving Loans and the Revolving Commitment) and, so long as no Event of Default exists, the Parent (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Any assignment of less than all of such Lender’s Loans and Commitments shall be made as an assignment of a proportionate share of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and Commitments (i.e., such assignment shall be of the same percentage of all Loans and Commitments). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitments and Loans held by the assigning Lender. Borrowers and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. The Parent shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Parent has expressly objected to such assignment within three Business Days after notice thereof.
     (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. The Borrowers agree that such Assignee shall be entitled to the benefits of Section 7.6 as if it were a Lender (provided that on the date of such assignment or transfer such Assignee shall not be entitled to any greater compensation pursuant to Section 7.6 than would have been paid to the assigning Lender on such date if such assignment or transfer had not been made and that such Assignee complies with Section 7.6(d)). Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement within five (5) business days after the effectiveness of such assignment, the Borrowers shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) Notes in the respective principal amounts of the Assignee’s Pro Rata Share of the Revolving Commitments and the principal amount of the Assignee’s Term Loans (and, as applicable, Notes in the principal amount of the Pro Rata Share of the Revolving Commitments retained by the assigning Lender and the principal amount of the Term Loans retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment provided that such date shall not impair the obligations of the Borrowers to pay any accrued interest. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Parent any prior Note held by it.
     (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     15.6.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in any Loan(s) owing to such Lender, any Commitment of such Lender or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Borrowers also agree that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender at such time if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).
     15.7 Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.
     15.8 Governing Law. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     15.9 Confidentiality. As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Lender or any other Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Borrowers consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     15.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
     15.11 Nature of Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Parent of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.
     15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.
     15.14 Successors and Assigns. This Agreement shall be binding upon the Borrowers, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.
     15.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
     15.16 Customer Identification — USA Patriot Act Notice. Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or LaSalle, as applicable, to identify the Loan Parties in accordance with the Act.
     15.17 Indemnification by the Borrowers. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH OF THE PARENT (AS TO ALL MATTERS REFERRED TO BELOW) AND THE OTHER BORROWERS (AS TO MATTERS REFERRED TO BELOW WHICH RELATE TO SUCH OTHER BORROWERS AND THEIR SUBSIDIARIES) HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE RELATED TRANSACTIONS) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY THE PARENT OR ANY OF ITS SUBSIDIARIES, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS BY THE PARENT OR ANY OF ITS SUBSIDIARIES WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY THE PARENT OR ANY OF ITS SUBSIDIARIES OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF HAZARDOUS SUBSTANCES AT OR RELEASED AT OFFSITE LOCATIONS AT WHICH THE PARENT OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE LIABILITY ARISING OUT OF

THE PARENT OR ANY OF ITS SUBSIDIARIES (OR SUCH PREDECESSORS) HAVING DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES, OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.
     15.18 Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrowers and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Borrowers agree, on behalf of themselves and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWERS ON BEHALF OF THEMSELVES AND EACH OTHER LOAN PARTY, HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF THE ACTIVITIES OF ANY LENDING PARTY IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Borrowers acknowledge that they (and the other Loan Parties) have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.
     15.19 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT ANY FOREIGN PLEDGE AGREEMENT), SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT OR THE LENDERS FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, BY FEDERAL EXPRESS OR OTHER OVERNIGHT COURIER, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     15.20 Waiver of Jury Trial. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     15.21 Certain Liabilities; Oxy-Dry GmbH as a Party.
     (a) Notwithstanding anything herein to the contrary, the Parent covenants and agrees that all Obligations with respect to all Loans, Reimbursement Obligations and any other Obligations payable to the Administrative Agent or any of the Lenders shall constitute the obligations of the Parent (whether as a borrower or as a guarantor, as the case may be). Notwithstanding any other provision hereof or of any other Loan Document, the German Opcos shall have no liability for the payment of the Bridge Loan, the Term Loans or the Initial German

Revolving Loan. Newco shall be liable as borrower with respect to the Term Loans and the Initial German Revolving Loan and shall be liable as a guarantor to the extent provided for in the Guaranty and Collateral Agreement.
     (b) The Borrowers other than Oxy-Dry GmbH are executing and delivering this Agreement on the date of this Agreement and prior to the time of the consummation of the purchase by the Parent of the Capital Securities of MTC contemplated by the Purchase Agreement. Oxy-Dry GmbH is executing and delivering this Agreement simultaneously with the consummation of such purchase.
     15.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
[signature pages follow]

     The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BALDWIN TECHNOLOGY COMPANY, INC.

By:	/s/ Gerald A Nathe

Name:	Gerald A Nathe
Title:	Chairman and Chief Executive Officer

MAINSEE 430. VV GMBH (TO BE RENAMED “BALDWIN GERMANY HOLDING GMBH”)

By:	/s/ Karl S. Puehringer

Name:	Karl S. Puehringer
Title:	Managing Director

BALDWIN GERMANY GMBH

By:	/s/ Karl S. Puehringer

Name:	Karl S. Puehringer
Title:	Managing Director

OXY-DRY MASCHINEN GMBH

By:	/s/ Vijay C. Tharani

Vijay C. Tharani
Unauthorized Representative
(Vollmachtloser Vertreter) subject to the consent (Genehmigung) of Oxy-Dry Maschinen GmbH’s managing director
Signature Page to Credit
Agreement

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent and as Issuing Lender

By:	/s/ Lincoln Schoff

Name:	Lincoln Schoff
Title:	SVP

LASALLE BANK NATIONAL ASSOCIATION, as Bridge Lender

By:	/s/ Lincoln Schoff

Name:	Lincoln Schoff
Title:	SVP

LASALLE BANK NATIONAL ASSOCIATION, as Permanent Lender

By:	/s/ Lincoln Schoff

Name:	Lincoln Schoff
Title:	SVP

ANNEX A
LENDERS, COMMITMENTS AND PRO RATA SHARES
A.	Bridge Loan. LaSalle Bank has the entire Bridge Loan Commitment of $35,000,000.

B.	Permanent Loan Commitments:

	Parent Revolving	Pro	German	Pro
	Commitment	Rata	Revolving	Rata	Term Loan	Pro Rata
Lender	Amount	Share*/	Commitment	Share*/	Commitment	Share*/
LaSalle Bank National Association	$20,000,000	100%	$15,000,000	100%	$15,000,000	100%
TOTALS	$20,000,000	100%	$15,000,000	100%	$15,000,000	100%

*/ Carry out to nine decimal places.

ANNEX B
ADDRESSES FOR NOTICES
ALL BORROWERS:
c/o BALDWIN TECHNOLOGY COMPANY, INC.
2 Trap Falls Road, Suite 402
Shelton, CT 06484
Attention: Vijay C. Tharani
Telephone: 203-402-1002
Facsimile: 203-402-5500
LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender
Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance
135 South LaSalle Street
Chicago, Illinois 60603
Attention: Maria M. Coronado
Telephone: (312) 904-7517
Facsimile: (312) 904-4448
with a copy to:
301 Merritt Seven, 5th Floor
Norwalk, CT 06581
Attention: Ursa Mooney
Telephone: (203) 899-6000
Facsimile: (203) 849-6010
All Other Notices
301 Merritt Seven, 5th Floor
Norwalk, CT 06581
Attention: Lincoln Schoff
Telephone: (203) 899-6002
Facsimile: (203) 849-6010